                                                                     EXHIBIT 2.4


================================================================================


                          AGREEMENT AND PLAN OF MERGER



                                    BETWEEN



                             BRISTOL HOTEL COMPANY



                                      AND



                           FELCOR SUITE HOTELS, INC.




                              DATED MARCH 23, 1998

================================================================================

                               TABLE OF CONTENTS
                         (Not a part of the Agreement)

                                                                                                                      PAGE
                                                                                                                      ----
I.  THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.1.      The Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.2.      Pre-Merger Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.3.      Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.4.      Effective Time   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.5.      Articles of Amendment and Restatement of Surviving
                   Corporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.6.      Bylaws of Surviving Corporation.     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.7.      Directors and Officers of Surviving Corporation  . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.8.      Effect of the Merger on the Capital Stock of FelCor and Bristol.     . . . . . . . . . . . . . . .   4
         1.9.      Exchange of Certificates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         1.10.     Bristol Stock Options.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

II.  REPRESENTATIONS AND WARRANTIES OF FELCOR . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2.1.      Organization, Standing and Power of FelCor   . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2.2.      FelCor Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2.3.      Capital Structures   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         2.4.      Authority; Noncontravention; Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.5.      SEC Documents; Financial Statements; Undisclosed
                   Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         2.6.      Absence of Certain Changes or Events   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.7.      Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         2.8.      Properties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         2.9.      Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         2.10.     Absence of Changes in Benefit Plans; ERISA
                   Compliance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         2.11.     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         2.12.     Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         2.13.     Compliance with Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         2.14.     Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         2.15.     Compliance with Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         2.16.     Opinion of Financial Advisor   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         2.17.     State Takeover Statutes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         2.18.     Proxy and Registration Statement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         2.19.     Definition of Knowledge of FelCor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

III.  REPRESENTATIONS AND WARRANTIES OF BRISTOL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         3.1.      Organization, Standing and Power of Bristol  . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         3.2.      Bristol Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         3.3.      Capital Structure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         3.4.      Authority; Noncontravention; Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         3.5.      SEC Documents; Financial Statements; Undisclosed
                   Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         3.6.      Absence of Certain Changes or Events   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         3.7.      Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         3.8.      Properties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         3.9.      Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         3.10.     Absence of Changes in Benefit Plans; ERISA
                   Compliance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

                               TABLE OF CONTENTS
                         (Not a part of the Agreement)

                                                                                                                     PAGE
                                                                                                                     ----
         3.11.     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         3.12.     No Payments to Employees, Officers or Directors  . . . . . . . . . . . . . . . . . . . . . . . . .  33
         3.13.     Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         3.14.     Compliance with Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         3.15.     Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         3.16.     Compliance with Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         3.17.     Opinion of Financial Advisor   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         3.18.     State Takeover Statutes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         3.19.     Proxy and Registration Statement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         3.20.     Definition of Knowledge of Bristol   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

IV.  COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         4.1.      Acquisition Proposals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         4.2.      Conduct of FelCor's and Bristol's Business Pending Merger  . . . . . . . . . . . . . . . . . . . .  38
         4.3.      Other Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

V.  ADDITIONAL COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         5.1.      Preparation of the Registration Statements and
                   the Proxy Statement; FelCor Stockholders Meeting
                   and Bristol Stockholders Meeting   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         5.2.      Access to Information; Confidentiality   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         5.3.      Consents; Notifications; Other Actions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         5.4.      Tax Treatment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         5.5.      Public Announcements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         5.6.      Listing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         5.7.      Transfer and Gains Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         5.8.      Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         5.9.      Spin-Off Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         5.10.     Declaration of Dividends and Distributions   . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         5.11.     Affiliates; Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         5.12.     Bristol's Accumulated and Current Earnings and
                   Profits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         5.13.     REIT-Related Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         5.14      Interim Credit Facility  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

VI.  CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         6.1.      Conditions To Each Party's Obligation To Effect
                   the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         6.2.      Conditions To Obligations of FelCor.     . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         6.3.      Conditions To Obligations of Bristol.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         6.4.      Frustration of Closing Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52

VII.  TERMINATION, AMENDMENT AND WAIVER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         7.1.      Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         7.2.      Certain Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         7.3.      Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         7.4.      Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         7.5.      Extension; Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57

VIII.  GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         8.1.      Nonsurvival of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . .  57

                               TABLE OF CONTENTS
                         (Not a part of the Agreement)

                                                                                                                     PAGE
                                                                                                                     ----
         8.2.      Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         8.3.      Certain Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         8.4.      Interpretation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         8.5.      Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         8.6.      Entire Agreement; No Third-party Beneficiaries   . . . . . . . . . . . . . . . . . . . . . . . . .  60
         8.7.      Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         8.8.      Assignment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         8.9.      Enforcement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         8.10.     Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61

                                                     LIST OF EXHIBITS
                                              (Not a part of the Agreement)
                                              -----------------------------

                                                                                    EXHIBIT
                                                                                    -------

           Form of Affiliate's Agreement  . . . . . . . . . . . . . . . . . . . . .    A
           Form of Tax Letters  . . . . . . . . . . . . . . . . . . . . . . . . . .    B
           Form of REIT Opinion . . . . . . . . . . . . . . . . . . . . . . . . . .    C


                                                    LIST OF SCHEDULES
                                              (Not a part of the Agreement)
                                              -----------------------------

                                                                                     SCHEDULE
                                                                                     --------

           Modifications to Articles of Amendment and
                  Restatement of FelCor   . . . . . . . . . . . . . . . . . . . . .    1.5
           Directors and Officers . . . . . . . . . . . . . . . . . . . . . . . . .    1.7
           Joint Operating Committee  . . . . . . . . . . . . . . . . . . . . . . .    4.2
           Form of Bristol E&P Statement  . . . . . . . . . . . . . . . . . . . . .   5.12

                 LIST OF SCHEDULES TO FELCOR DISCLOSURE LETTER
                         (Not a part of the Agreement)

                                                                                     SCHEDULE
                                                                                     --------
           Name, Formation Jurisdiction and
                  Ownership of Subsidiaries   . . . . . . . . . . . . . . . . . . .     2.2
           Outstanding Securities . . . . . . . . . . . . . . . . . . . . . . . . .     2.3
           Conflicts with Laws or Agreements and
                  Necessary Consents  . . . . . . . . . . . . . . . . . . . . . . .     2.4
           SEC Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2.5
           Material Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2.6
           Material Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . .     2.7
           Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2.8
           Changes in Benefit Plans and Compliance
                  with ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . .    2.10
           Tax Liabilities; Qualified REIT Subsidiaries . . . . . . . . . . . . . .    2.11
           Union Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2.14
           Defaults in Agreements . . . . . . . . . . . . . . . . . . . . . . . . .    2.15
           Individuals Having "Knowledge" . . . . . . . . . . . . . . . . . . . . .    2.19
           Acquisition Proposals  . . . . . . . . . . . . . . . . . . . . . . . . .     4.1
           Exceptions to Pre-Closing Covenants  . . . . . . . . . . . . . . . . . .     4.2



                 LIST OF SCHEDULES TO BRISTOL DISCLOSURE LETTER
                         (Not a part of the Agreement)

                                                                                     SCHEDULE
                                                                                     --------
           Bristol Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . .     3.2
           Capital Structure  . . . . . . . . . . . . . . . . . . . . . . . . . . .     3.3
           Authority; Noncontravention; Consents  . . . . . . . . . . . . . . . . .     3.4
           SEC Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3.5
           Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . .     3.6
           Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3.7
           Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3.8
           Absence of Changes in Benefit Plans;
           Environmental Issues . . . . . . . . . . . . . . . . . . . . . . . . . .     3.9
           ERISA Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3.10
           Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3.11
           No Payments to Employees, Officers
             or Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3.12
           Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3.15
           Compliance with Agreements . . . . . . . . . . . . . . . . . . . . . . .    3.16
           Definition of Knowledge of Bristol . . . . . . . . . . . . . . . . . . .    3.20
           Acquisition Proposals  . . . . . . . . . . . . . . . . . . . . . . . . .     4.1
           Conduct of Bristol's Business Pending Merger . . . . . . . . . . . . . .     4.2

                             INDEX OF DEFINED TERMS
                         (Not a part of the Agreement)

                                                                                                                      PAGE
                                                                                                                      ----
Acquisition Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
Acquisition Proposal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
Affiliate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Amended Bristol Exercise Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Amended Bristol Option  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Articles of Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Bankruptcy Exception  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Base Amount . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
BHMC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
BHR . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
BHR Common Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
BHR Option  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Break-Up Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
Break-Up Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
Break-Up Fee Tax Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
Bristol . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Bristol Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
Bristol Board . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Bristol Bylaws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
Bristol Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
Bristol Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
Bristol Common Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Bristol Corporate Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Bristol Director Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Bristol Disclosure Letter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
Bristol Filed SEC Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
Bristol Financial Statement Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
Bristol Hotel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
Bristol Hotel Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
Bristol Incentive Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Bristol Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
Bristol Material Adverse Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
Bristol Preferred Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
Bristol Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
Bristol SEC Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
Bristol Stockholder Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
Bristol Stockholders Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
Bristol Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
Business Day  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
Cash Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
Certificate of Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Closing Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Confidentiality Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
Department  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
DGCL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Drop Dead Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
E&P . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

                             INDEX OF DEFINED TERMS
                         (Not a part of the Agreement)

                                                                                                                     PAGE
                                                                                                                     ----
Encumbrances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Environmental Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Excess Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
Exchange Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Exchange Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
Exchange Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
Exemptions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
Expense Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
Federal Legislative or Regulatory Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
Felcor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
FelCor 1994 Option Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
FelCor 1995 Option Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
FelCor 1998 Option Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
FelCor Articles . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
FelCor Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Felcor Board  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
FelCor Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
FelCor Common Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
FelCor Disclosure Letter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
FelCor Filed SEC Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
FelCor Financial Statement Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Felcor Hotel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
FelCor Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
FelCor OP Units . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
FelCor Operating Partnership  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
FelCor Operating Partnership Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
FelCor Option Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
FelCor Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
FelCor SEC Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
FelCor Series A Preferred Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
FelCor Stockholder Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
FelCor Stockholders Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
FelCor Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
First Dividend Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
GAAP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Governmental Entity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Hazardous Material  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
IRS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
Joint Operating Committee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
Knowledge . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
Knowledge of Bristol  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
Knowledge of Felcor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Leasing Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Measurement Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Merrill . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
MGCL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

                             INDEX OF DEFINED TERMS
                         (Not a part of the Agreement)

                                                                                                                      PAGE
                                                                                                                      ----
Non-Corporate Bristol Hotel Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
NYSE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
Original Bristol Option . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Payor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
Person  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
Preliminary E&P Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
Principal Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Property Restrictions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Qualifying Income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
REA Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Recipient . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
Record Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
Registration Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
REIT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
REIT Requirements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
SEC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Securities Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Spin-Off Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Spin-Off Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
Stockholder Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
Superior Proposal . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
Superior Proposal Transaction Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
Surviving Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
Surviving Corporation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Surviving Corporation Common Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
Trading Day . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
Transaction Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
Transfer and Gains Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
Valuation Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Volume Weighted Average Trading Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
Voting Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated March 23, 1998, is by and between Bristol Hotel Company, a Delaware corporation ("Bristol"), and FelCor Suite Hotels, Inc., a Maryland corporation ("FelCor").

                                   RECITALS:

         A. The Board of Directors of Bristol (the "Bristol Board") and the Board of Directors of FelCor (the "FelCor Board") deem it advisable and in the best interests of their respective companies that, subject to the conditions and other provisions contained herein, Bristol merge with and into FelCor (the "Merger"), with FelCor as the surviving corporation in the Merger (as such, the "Surviving Corporation");

         B. For federal income tax purposes, it is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code");

         C. FelCor has advised Bristol that, in order for FelCor to maintain its status as a real estate investment trust following the Merger, FelCor must not acquire certain assets and liabilities of the hotel management and operation business of Bristol and the Bristol Subsidiaries as a result of the Merger. Accordingly, prior to and as a condition precedent to the Merger,
(i) Bristol will, or will cause the Bristol Subsidiaries to, (a) reorganize internally and contribute to Bristol Hotel Management Corporation ("BHMC"), or another subsidiary of BHR certain of the assets and liabilities of Bristol and the Bristol Subsidiaries and contribute to Bristol Hotels & Resorts, Inc., a Delaware corporation ("BHR"), all the capital stock of BHMC, and (b) distribute to the holders of common stock, par value of $0.01 per share, of Bristol ("Bristol Common Shares") all of the outstanding shares of common stock, par value of $0.01 per share, of BHR (the "BHR Common Shares") in a transaction expected to be treated for federal income tax purposes as a taxable dividend of Bristol's earnings and profits, (ii) Bristol and/or the Bristol Hotel Subsidiaries, as the case may be, will enter into leases with one or more wholly owned subsidiaries of BHR and will cancel certain existing management contracts (the "Leasing Transactions"), and (iii) Bristol will cause those Bristol Hotel Subsidiaries that are taxable as corporations under the Code ("Bristol Corporate Subsidiaries") to merge with and into one or more Non-Corporate Bristol Hotel Subsidiaries, all as provided in the Spin-Off Agreement entered into by Bristol, BHMC and BHR contemporaneously with this Agreement (the "Spin-Off Agreement");

         D. Contemporaneously with the execution of this Agreement, Bristol, FelCor and certain other Persons (such other Persons, collectively, the "Principal Stockholders") have entered into a Voting and Cooperation Agreement (the "Voting Agreement") pursuant to which the Principal Stockholders have agreed to vote their capital stock holdings for adoption of the Merger Agreement and to refrain from taking certain actions; and

         E. In connection with the transactions contemplated hereby, (i) the Bristol Board has approved the Voting Agreement and other transactions contemplated hereby so as to render inapplicable the special stockholder voting requirements of Section 203 of the DGCL and (ii) the FelCor Board has adopted resolutions relating to ownership of FelCor Common Shares by the Principal Stockholders.

         Now, therefore, in consideration of the foregoing and the representations, warranties and covenants contained herein, the parties hereto hereby agree as follows:

                I.  THE MERGER AND CERTAIN RELATED TRANSACTIONS

         1.1. The Merger. (a) On the terms and subject to the conditions of this Agreement, and in accordance with the Maryland General Corporation Law (the "MGCL") and the Delaware General Corporation Law (the "DGCL"), at the Effective Time, Bristol will be merged with and into FelCor, whereupon the separate corporate existence of Bristol will cease and FelCor will be the Surviving Corporation.

         (b) From and after the Effective Time, the Surviving Corporation will possess all the rights, privileges and powers and will assume all of the liabilities, obligations and duties of Bristol and FelCor, all as provided under the MGCL and the DGCL.

         1.2. Pre-Merger Transactions. Prior to the Effective Time, Bristol will cause BHMC, BHR and the Bristol Subsidiaries to consummate the transactions contemplated by the Spin-Off Agreement and take such actions as are required under the Spin-Off Agreement to be taken by it, in each case on the terms and subject to the conditions thereof.

         1.3. Closing. The closing of the Merger (the "Closing") will take place at a date and time to be specified by the parties, which (subject to satisfaction or waiver of the conditions set forth in Article VI) will be no later than the third Business Day after satisfaction or waiver of the conditions set forth in Article VI (the "Closing Date") at the offices of Jones, Day, Reavis & Pogue, 2300 Trammell Crow Center, 2001 Ross Avenue, Dallas, Texas, unless another time, date or place is agreed to in writing by the parties.

         1.4. Effective Time. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI, (i) the parties will execute and file articles of merger (the "Articles of Merger") with the State Department of Assessments and Taxation of the State of Maryland (the "Department") in accordance with the MGCL, (ii) the Surviving Corporation will execute and file a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in accordance with the DGCL, and
(iii) the parties will make any other filings and recordings required under the MGCL and the DGCL. The Merger will become effective (the "Effective Time") at 9:00 a.m., New York City time, on the Trading Day immediately following the Closing Date or, if later, such date and time as the Department accepts the Articles of Merger for recording and the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as Bristol and FelCor agree should be specified in the Articles of Merger and Certificate of Merger (not to exceed 30 calendar days after the Articles of Merger are accepted for recording by the Department and the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware). Unless otherwise agreed, the parties will cause the Effective Time to occur at 9:00 a.m., New York City time, on the Trading Day immediately following the Closing Date.

         1.5. Articles of Amendment and Restatement of Surviving Corporation. The Articles of Amendment and Restatement of FelCor will be amended and restated at the Effective Time in the manner specified in Schedule
1.5 or as otherwise agreed between FelCor and Bristol, and will be the Articles of Amendment and Restatement of the Surviving Corporation from and after the Effective Time until further amended or restated in accordance therewith and the MGCL.

         1.6. Bylaws of Surviving Corporation. From and after the Effective Time, the Bylaws of the Surviving Corporation will be the Bylaws of FelCor as in effect immediately prior to the Effective Time, until further amended or restated in accordance therewith and the MGCL.

         1.7. Directors and Officers of Surviving Corporation. From and after the Effective Time, the individuals identified on or determined in accordance with Schedule 1.7 will serve as directors of the Surviving Corporation and will be divided into "Class I", "Class II" and "Class III" directors as specified on Schedule 1.7 until the earlier of the resignation or removal of any such individual or until their respective successors are duly elected and qualified, as the case may be. In the event that any such person is unable or unwilling to serve as a director at the Effective Time, the party that designated such individual will have the right to designate a replacement for such individual, which right of replacement will terminate at the Effective Time and is subject to approval of the other party hereto, which approval may not be unreasonably withheld or delayed. Upon such replacement, Schedule 1.7 will be, without further action, deemed to have been amended to reflect such selection. The officers of FelCor immediately prior to the Effective Time will be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         1.8. Effect of the Merger on the Capital Stock of FelCor and Bristol. At the Effective Time, by virtue of the Merger and without any action by the holder of any Bristol Common Shares, FelCor Common Shares or FelCor Series A Preferred Shares:

                 (a) Each FelCor Common Share and FelCor Series A Preferred Share outstanding immediately prior to the Effective Time will remain outstanding, and each certificate representing outstanding FelCor Common Shares and FelCor Series A Preferred Shares will thereafter represent an equal number of Surviving Corporation Common Shares and Surviving Corporation Series A Preferred Shares, as the case may be;

                 (b) Subject to the provisions of Sections 1.8(c) and 1.8(d), each Bristol Common Share outstanding immediately prior to the Effective Time will be converted into the right to receive 0.685 (the "Exchange Ratio") of a validly issued, fully paid and nonassessable share of common stock, par value of $0.01 per share, of the Surviving Corporation ("Surviving Corporation Common Shares"), and each Bristol Common Share theretofore outstanding will cease to be outstanding and will cease to exist, and each holder of a Bristol Certificate will thereafter cease to have any rights with respect to such shares, except the right to receive, without interest, the Surviving Corporation Common Shares as calculated pursuant to this Section 1.8(b) and cash in lieu of fractional Surviving Corporation Common Shares in accordance with Section 1.8(c) or Section 1.8(d), upon the surrender of such Bristol Certificate in accordance with Section 1.9;

                 (c) Notwithstanding any other provision hereof, no fractional Surviving Corporation Common Shares will be issued in connection with the Merger. No such holder will be entitled to dividends, voting rights or any other stockholder rights in respect of any fractional share. Instead, as soon as practicable after the Effective Time, the Exchange Agent will determine the excess of (i) the number of whole Surviving Corporation Common Shares delivered to the Exchange Agent by FelCor pursuant to Section 1.9(a) over (ii) the aggregate number of whole Surviving Corporation Common Shares to be distributed to holders of Bristol Common Shares pursuant to Section 1.8(b) (such excess, the "Excess Shares"). FelCor will instruct the Exchange Agent (i) to sell the Excess Shares at then-prevailing prices on the New York Stock Exchange (the "NYSE") through one or more member firms of the NYSE and (ii) to use reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions, and in any event, within 90 calendar days following the Effective Time. The Exchange Agent will hold such proceeds in trust for the holders of Bristol Common Shares who would otherwise be entitled to receive a fraction of a Surviving Corporation Common Share, and will determine the portion of the proceeds to which each such holder is entitled, if any, by multiplying the amount of the aggregate net proceeds of such sale by a fraction, the numerator of which is the amount of the fractional share interest to which such holder is entitled, and the denominator of which is the aggregate amount of fractional share interests to which all such holders of Bristol Common Shares are entitled. The Surviving Corporation will pay all commissions, transfer taxes, Exchange Agent's fees and other out-of-pocket transaction costs incurred in connection with the sale of such Excess Shares;

                 (d) Notwithstanding the provisions of Section 1.8(c), FelCor may elect at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of payments pursuant to Section 1.8(c), to pay each holder of Bristol Common Shares who would otherwise be entitled to receive a fraction of a Surviving Corporation Common Share, an amount in cash equal to the Closing Price immediately preceding the Effective Time multiplied by the fraction of a Surviving Corporation Common Share to which such holder would otherwise be entitled. For purposes of this Agreement, "Closing Price" means the closing price of the FelCor Common Shares (as reported in the New York Stock Exchange, Inc. Composite Tape) on the Closing Date and "Trading Day" means any day on which the NYSE is open for trading; and

                 (e) Each Bristol Common Share issued and held in Bristol's treasury or by FelCor or any wholly owned FelCor Subsidiary at the Effective Time, if any, will cease to be outstanding and will be canceled and retired and will cease to exist without payment of any consideration therefor.

         1.9. Exchange of Certificates. (a) As of the Effective Time, FelCor will deposit with FelCor's transfer agent (the "Exchange Agent"), for the benefit of the holders of certificates (the "Bristol Certificates") representing Bristol Common Shares for exchange in accordance with this Section 1.9, certificates (the "Surviving Certificates") representing Surviving Corporation Common Shares to be issued pursuant to Article I.

         (b) Promptly after the Effective Time, the Surviving Corporation will cause the Exchange Agent to mail to each holder of record of Bristol Common Shares as of the Effective Time a letter of transmittal which will specify (i) that delivery will be effected, and risk of loss and title to Bristol Certificates will pass, only upon delivery of such Bristol Certificates to the Exchange Agent, and will be in such form and have such other provisions as the Surviving Corporation may reasonably specify, and (ii) instructions for use in effecting the surrender of such

Bristol Certificates in exchange for Surviving Certificates and cash in lieu of fractional shares. In addition, the Surviving Corporation will enter into such other arrangements as Bristol may reasonably request prior to the Effective Time to permit hand delivery of Bristol Certificates in exchange for Surviving Certificates at the office of the Exchange Agent maintained for such purposes in New York City commencing promptly after the Effective Time. Upon surrender of a Bristol Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Bristol Certificate will be entitled to receive in exchange therefor (A) a Surviving Certificate representing the number of whole Surviving Corporation Common Shares, (B) a check representing the amount of unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the provisions of Section 1.9(c) in respect of the Bristol Certificate surrendered, and (C) a check or the right to receive a check representing the amount of cash in lieu of a fractional Surviving Corporation Common Share, if any, which such holder has the right to receive pursuant to the provisions of Section 1.8 in respect of the Bristol Certificate surrendered, in each case, after giving effect to any required withholding Tax, and the Bristol Certificates so surrendered will forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional Surviving Corporation Common Shares and unpaid dividends and distributions, if any, payable to holders of Bristol Certificates. In the event of a transfer of rights to receive the consideration provided herein with respect to Bristol Common Shares which is not registered in the transfer records of Bristol, a Surviving Certificate representing the proper number of Surviving Corporation Common Shares, together with a check for the cash to be paid in lieu of any fractional Surviving Corporation Common Shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the provisions of Section 1.8 and Section 1.9(c), respectively, in respect of the Bristol Certificate so surrendered, after giving effect to any required withholding Tax, may be issued to such transferee if the Bristol Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid. All Bristol Certificates so surrendered will be canceled forthwith.

         (c) Notwithstanding any other provisions of this Agreement, no dividends or other distributions on Surviving Corporation Common Shares will be paid with respect to any Bristol Common Shares represented by a Bristol Certificate until the Bristol Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable escheat and other Laws, following surrender of any Bristol Certificate, there will be paid to the holder of the Surviving Certificate issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after July 15, 1998 (the "First Dividend Date") theretofore payable with respect to such whole Surviving Corporation Common Shares and not paid, less the amount of withholding Taxes, if any, which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the First Dividend Date but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Surviving Corporation Common Shares, less the amount of withholding Taxes, if any, which may be required thereon.

         (d) From and after the Effective Time, there will be no transfers on the stock transfer books of Bristol of the Bristol Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Bristol Certificates are presented to the Surviving Corporation, they will be canceled and exchanged for certificates for Surviving Corporation Common Shares and cash in lieu of fractional Surviving Corporation Common Shares, if any, and unpaid dividends and distributions deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in Section 1.8 and this Section 1.9. Bristol Certificates surrendered for exchange by any Person constituting an "affiliate" of Bristol for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), will not be exchanged until the Surviving Corporation has received a written agreement from such Person as contemplated by Section 5.11.

         (e) Any portion of the Surviving Certificates made available to the Exchange Agent pursuant to Section 1.9(a) which remains unclaimed by the holders of Bristol Common Shares for 180 calendar days after the Effective Time will be delivered to the Surviving Corporation, upon demand of the Surviving Corporation, and any former Bristol stockholders who have not theretofore complied with this Section 1.9 may look only to the Surviving Corporation for payment of their Surviving Corporation Common Shares, cash in lieu of fractional shares and unpaid dividends and distributions on the Surviving Corporation Common Shares deliverable in respect of each Bristol Common Share such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

         (f) None of FelCor, Bristol, the Exchange Agent or any other Person will be liable to any former holder of Bristol Common Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

         (g) In the event any Bristol Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent or the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Bristol Certificate the Surviving Corporation Common Shares and cash in lieu of fractional Surviving Corporation Common Shares, and unpaid dividends and distributions on Surviving Corporation Common Shares as provided in Section 1.8 and Section 1.9(c), respectively, deliverable in respect thereof pursuant to this Agreement.

         1.10. Bristol Stock Options. (a) At the Spin-Off Time (as defined in the Spin-Off Agreement), each outstanding option (each, an "Original Bristol Option") to purchase Bristol Common Shares under Bristol's Amended and Restated 1995 Equity Incentive Plan (the "Bristol Incentive Plan") or Stock Option Plan for Non-Employee Directors (the "Bristol Director Plan"), whether or not then exercisable or vested, all of which Original Bristol Options that are outstanding as of the Measurement Date are listed in Schedule 3.3 to the Bristol Disclosure Letter, will continue to have, and be subject to, the same terms and conditions as set forth in the Bristol Incentive Plan or the Bristol Director Plan (as the case may be) and related option agreements pursuant to which the Original Bristol Options were granted, provided that each Original Bristol Option will be redenominated into two options which will be continuations of the Original Bristol Options, effected through amendment of Original Bristol Options to an "Amended Bristol Option" and a "BHR Option," each having identical terms and conditions to the Original Bristol Options except: (i) the BHR Option will be an option to purchase that number of BHR Common Shares equal to the product of the number of Bristol Common Shares covered by such Original Bristol Option immediately prior to the Spin-Off Time and the Spin-Off Conversion Ratio (as defined in the Spin-Off Agreement), rounded to the nearest whole number of BHR Common Shares, (ii) service with either Bristol, BHR or their respective Subsidiaries following the Effective Time will satisfy the vesting requirements and termination terms thereof, (iii) the per share exercise price for each BHR Option will be an amount equal to the quotient of (A) the product of (x) 0.11385, subject to adjustment if and to the extent necessary to ensure that no additional compensation expense results as specified in accordance with Emerging Issues Task Force 90-9 (the "Valuation Ratio"), and (y) the exercise price for the Original Bristol Options, divided by (B) the Spin-Off Conversion Ratio, (iv) the per share exercise price for the Amended Bristol Options will be the product of (x) 1 minus the Valuation Ratio and (y) the exercise price for the Original Bristol Options (the "Amended Bristol Exercise Price"), and (v) all references to the Bristol Board or Bristol will, with respect to the BHR Options, be deemed to be references to the Board of Directors of BHR and BHR, respectively. Effective as of the Spin-Off Time, (A) BHR will assume all obligations with respect to each BHR Option, (B) BHR will reserve for issuance the number of BHR Common Shares that become issuable upon the exercise of such BHR Options, and (C) Bristol will have no obligations with respect to any BHR Options. Not later than the Spin-Off Time, Bristol and BHR will amend (and each may restate) the Bristol Incentive Plan and the Bristol Director Plan to effect the foregoing changes to such Plans.

         (b) At the Effective Time, the Surviving Corporation will expressly assume the Bristol Incentive Plan and the Bristol Director Plan and Bristol's obligations under the Amended Bristol Options on and after the Effective Time. Each Amended Bristol Option will continue to have, and be subject to, the same terms and conditions as set forth in the Bristol Incentive Plan or the Bristol Director Plan (as the case may be) and related option agreements as modified by Section 1.10(a), provided that the Amended Bristol Options will be further amended to provide that, (i) all references to Bristol Common Shares will be deemed to be references to Surviving Corporation Common Shares, (ii) service with either BHR, the Surviving Corporation or their respective Subsidiaries following the Effective Time will satisfy the vesting requirements and termination terms thereof, (iii) each Amended Bristol Option will be exercisable for that number of whole Surviving Corporation Common Shares equal to the product of the number of Bristol Common Shares covered by the Amended Bristol Option immediately prior to the Effective Time and the Exchange Ratio, rounded to the nearest whole number of Surviving Corporation Common Shares, (iv) the exercise price per Surviving Corporation Common Share under each Amended Bristol Option will be equal to the Amended Bristol Exercise Price divided by the Exchange Ratio, rounded to the nearest cent, and (v) all references to the Bristol Board or Bristol will be deemed to be references to the Board of Directors of the Surviving Corporation and the Surviving Corporation, respectively; provided, however that all decisions relating to the interpretation or amendment of the Amended Bristol Options will require the approval of the Compensation Committee of BHR, except for adjustments to the exercise price or nature of securities to be awarded upon exercise of an Amended Bristol Option in connection with a transaction in which the Amended Bristol Options are treated in the same manner as options under other FelCor Option Plans. The Surviving Corporation will reserve for issuance the number of Surviving Corporation Common Shares that become issuable upon the exercise
of such Amended Bristol Options.   As soon as practicable, the Surviving
Corporation will (i) amend (and each may restate) the Bristol Incentive Plan and the Bristol Director Plan to effect the foregoing changes to such Plans, effective as of the Effective Time and (ii) file with the SEC a registration statement on Form S-8 or other appropriate form with respect to the Surviving Corporation Common Shares issuable pursuant to the Amended Bristol Options.

                 II.  REPRESENTATIONS AND WARRANTIES OF FELCOR

         Except as set forth in the letter of even date herewith signed by the President or Vice President of FelCor in his capacity as such and delivered to Bristol simultaneously with the execution and delivery of this Agreement (the "FelCor Disclosure Letter"), FelCor represents and warrants to Bristol as follows:

         2.1. Organization, Standing and Power of FelCor. FelCor is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland and has the requisite corporate power and authority to carry on its business as now being conducted. FelCor is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the business, financial condition or results of operations of FelCor and the FelCor Subsidiaries, taken as a whole (a "FelCor Material Adverse Effect"). FelCor has delivered to Bristol complete and correct copies of its Articles of Amendment and Restatement, its Bylaws and the Amended and Restated Agreement of Limited Partnership of FelCor Suites Limited Partnership, a Delaware limited partnership (the "FelCor Operating Partnership"), in each case as amended or supplemented to the date of this Agreement and currently in force and effect (respectively, the "FelCor Articles", the "FelCor Bylaws" and the "FelCor Operating Partnership Agreement").

         2.2. FelCor Subsidiaries. (a) Schedule 2.2 to the FelCor Disclosure Letter sets forth (i) the name and jurisdiction of incorporation or formation of each Subsidiary of FelCor and of each other Person in which FelCor owns, directly or indirectly, an equity or ownership interest (collectively, the "FelCor Subsidiaries"), (ii) the name of the FelCor Hotel, if any, in which any FelCor Subsidiary owns or holds an interest and the nature of that ownership or other interest, and (iii) if such FelCor Subsidiary is not wholly owned (directly or indirectly) by FelCor, (A) the percentage of capital stock or other equity interests held by FelCor, and (B) the record owners (or class of owners with respect to the FelCor Operating Partnership) of outstanding shares of its capital stock or other equity interests.

         (b) All the outstanding shares of capital stock of each FelCor Subsidiary that is a corporation have been validly issued and are fully paid and nonassessable. Except as set forth in Schedule 2.2 to the FelCor Disclosure Letter, (i) all the outstanding shares of capital stock of each FelCor Subsidiary that is a corporation are owned by FelCor or by another FelCor Subsidiary free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), and (ii) all equity interests of each FelCor Subsidiary that is a partnership, joint venture, limited liability company or trust are owned by FelCor or by another FelCor Subsidiary free and clear of all Liens. Each FelCor Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted, and each FelCor Subsidiary that is a partnership, limited liability company or trust is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has the requisite partnership, limited liability company or trust power and authority to carry on its business as now being conducted. Each FelCor Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, could not reasonably be expected to have a FelCor Material Adverse Effect. FelCor has delivered or made available to Bristol complete and correct copies of the articles or certificate of incorporation, bylaws, partnership, joint venture and operating agreements and other organizational documents of each FelCor Subsidiary, in each case, as amended or supplemented to the date of this Agreement and currently in force and effect.

         2.3. Capital Structures. (a) The authorized capital stock of FelCor consists of 110,000,000 shares of capital stock, of which 100,000,000 are shares of Common Stock, par value $0.01 per share ("FelCor Common Shares"), and 10,000,000 are FelCor Preferred Shares, 6,050,000 of which have been designated as $1.95 Series A Cumulative Convertible Preferred Stock, par value of $0.01 per share (the "FelCor Series A Preferred Shares"). As of the close of business on March 20, 1998 (the "Measurement Date"), (i) 36,591,080 FelCor Common Shares and 6,050,000 FelCor Series A Preferred Shares were issued and outstanding, (ii) 1,212,500 FelCor Common Shares and no FelCor Series A Preferred Shares were held in the treasury of FelCor, (iii) no more than 400,000 FelCor Common Shares were reserved for issuance pursuant to FelCor's 1994 Restricted Stock and Stock Option Plan (the "FelCor 1994 Option Plan"),
(iv) no more than 1,400,000 FelCor Common Shares were reserved for issuance pursuant to FelCor's 1995 Restricted Stock and Stock Option Plan (the "FelCor 1995 Option Plan"), (v) no more than 1,000,000 FelCor Common Shares were reserved for issuance pursuant to FelCor's 1998 Restricted Stock and Stock Option Plan (the "FelCor 1998 Option Plan", and together with the FelCor 1995 Option Plan and the FelCor 1994 Option Plan, the "FelCor Option Plans"), (vi) since December 31, 1997, FelCor has not granted options to purchase more than 400,000 FelCor Common Shares pursuant to the FelCor Option Plans and (vii) a sufficient number of FelCor Common Shares were reserved for issuance to permit the conversion of the then-outstanding FelCor Series A Preferred Shares and the redemption of the then-outstanding units of limited partner interest ("FelCor OP Units") of the FelCor Operating Partnership. As of the Measurement Date, except as set forth in this Section 2.3, no shares of capital stock or other voting securities of FelCor were issued, reserved for issuance or outstanding and during the period from and following the Measurement Date to the Effective Time, there will be no change in the issued and outstanding FelCor Common Shares and FelCor Series A Preferred Shares other than pursuant to (A) the exercise of options to purchase FelCor Common Shares issued pursuant to the FelCor Option Plans and referred to in this Section 2.3, (B) the exercise of conversion or redemption rights with respect to the FelCor Series A Preferred Shares and the FelCor OP Units referred to in this Section 2.3, or (C) the issuance of FelCor OP Units in connection with transactions referred to on
Schedule 4.2 to the FelCor Disclosure Letter. Without limiting the generality or effect of any other provision hereof, neither the Merger nor any other transaction contemplated hereby will accelerate the vesting of or have any other effect under any options or other rights relating to the acquisition of equity or other securities of FelCor or the FelCor Operating Partnership.

         (b) All of the issued and outstanding shares of capital stock of FelCor are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights. Except as set forth in this Section 2.3 or in Schedule 2.3 to the FelCor Disclosure Letter, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which FelCor or any FelCor Subsidiary is a party or by which such entity is bound obligating FelCor or any FelCor Subsidiary to issue, deliver, sell, repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold, repurchased, redeemed or acquired, additional shares of capital stock, voting securities or other ownership interests of FelCor or any FelCor Subsidiary (or securities convertible into or exchangeable for such ownership interests) or obligating FelCor or any FelCor Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to FelCor or a FelCor Subsidiary). There are no bonds, debentures, notes or other Indebtedness of FelCor having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of FelCor may vote.

         (c) As of the Measurement Date, the partnership interests in the FelCor Operating Partnership consist of (i) the 36,591,080 units of general partner interest and (ii) 2,897,019 FelCor OP Units. All of the units of general partner interest in FelCor Operating Partnership are owned by FelCor, free and clear of all Liens.

         2.4.    Authority; Noncontravention; Consents.  (a)        FelCor has
the requisite corporate power and authority (i) to enter into this Agreement and each Transaction Document to which FelCor is a party, (ii) to perform its obligations hereunder and thereunder, and (iii) subject to the requisite approval of the Merger by the holders of a majority of the FelCor Common Shares outstanding as of the Record Date (the "FelCor Stockholder Approval"), to consummate the transactions contemplated hereunder and thereunder. The execution and delivery by FelCor of this Agreement and each Transaction Document to which FelCor is a party and the consummation by FelCor of the transactions contemplated hereunder and thereunder have been duly authorized by the FelCor Board, the FelCor Board has recommended adoption of this Agreement by its stockholders and directed that this Agreement be submitted to a meeting of its stockholders for their consideration, and no other corporate proceedings on the part of FelCor or its stockholders are necessary to authorize any of the foregoing, other than the FelCor Stockholder Approval. This Agreement and each Transaction Document to which FelCor is a party have been duly executed and delivered by FelCor and constitute valid and binding obligations of FelCor, enforceable against FelCor in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to the enforcement of creditors' rights and by general principles of equity (the foregoing exception, the "Bankruptcy Exception").

         (b) Except as set forth in Schedule 2.4 to the FelCor Disclosure Letter, the execution and delivery by FelCor of this Agreement and each Transaction Document to which FelCor is a party do not, and the consummation of the transactions contemplated hereunder and thereunder and compliance by FelCor with the provisions hereof and thereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of FelCor or any FelCor Subsidiary under (i) the FelCor Articles or the FelCor Bylaws or the comparable charter or organizational documents or partnership or similar agreement (as the case may be) of any FelCor Subsidiary, including without limitation the FelCor Operating Partnership, each as amended or supplemented,
(ii) any loan or credit agreement, note, bond, mortgage, indenture or any other agreement evidencing, Indebtedness, reciprocal easement agreement, lease, management or other agreement, instrument or Permit applicable to FelCor or any FelCor Subsidiary or their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation (collectively, "Laws") applicable to FelCor or any FelCor Subsidiary or their respective properties or assets, other than, in the case of clause
(ii) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that, individually or in the aggregate, could not reasonably be expected to (A) have a FelCor Material Adverse Effect or (B) prevent or delay in any material respect the consummation of the transactions contemplated by this Agreement and the Transaction Documents or otherwise prevent FelCor from performing its obligations hereunder or thereunder in any material respect. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to FelCor or any FelCor Subsidiary, including without limitation the FelCor Operating Partnership, in connection with the execution and delivery by FelCor of this Agreement or any of the Transaction Documents to which FelCor is a party or the consummation by FelCor of the transactions contemplated hereunder or thereunder, except for (i) the filing with the Securities and Exchange Commission (the "SEC") of (A) a joint proxy statement relating to the approval by FelCor's stockholders and Bristol's stockholders of the transactions contemplated by this Agreement (as amended or supplemented from time to time, the "Proxy Statement"), (B) registration statements on appropriate forms under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act") (as amended or supplemented from time to time, the "Registration Statements"), and (C) such reports under the Exchange Act as may be required in connection with this Agreement and the Transaction Documents and the transactions contemplated hereunder and thereunder, (ii) the filing of listing applications with the NYSE with respect to the Surviving Corporation Common Shares to be issued in the Merger, (iii) the filing of the Articles of Merger with the Department, the Certificate of Merger with the Secretary of State of the State of Delaware and other appropriate merger documents and filings with any local recording office or authorities of other states in which FelCor or Bristol is qualified to do business, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Schedule 2.4 to the FelCor Disclosure Letter or (B) which, if not obtained or made, could not reasonably be expected to prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or any of the Transaction Documents or otherwise prevent FelCor from performing its obligations hereunder or thereunder in any material respect or have, individually or in the aggregate, a FelCor Material Adverse Effect or a Bristol Material Adverse Effect.

         2.5.    SEC Documents; Financial Statements; Undisclosed Liabilities.
(a) FelCor and the FelCor Subsidiaries have filed all required reports, schedules, forms, statements and other documents with the SEC from July 28, 1994 through the date hereof (the "FelCor SEC Documents"). Schedule 2.5 to the FelCor Disclosure Letter contains a complete list of all FelCor SEC Documents filed by FelCor and the FelCor Subsidiaries with the SEC since January 1, 1996 and on or prior to the date of this

Agreement (the "FelCor Filed SEC Documents"). All of the FelCor SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such FelCor SEC Documents. None of the FelCor SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later FelCor Filed SEC Documents.

         (b) The consolidated financial statements of FelCor and the FelCor Subsidiaries included in the FelCor SEC Documents (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with United States generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto included in or incorporated into any FelCor Filed SEC Documents), and (iii) present fairly, in all material respects, the consolidated financial position of FelCor and the FelCor Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and immaterial year-end audit adjustments). Except as set forth in Schedule 2.5 to the FelCor Disclosure Letter, FelCor has no Subsidiaries which are not consolidated for accounting purposes.

         (c) Except for liabilities and obligations set forth in the FelCor Filed SEC Documents or in Schedule 2.5 to the FelCor Disclosure Letter or for liabilities and obligations specifically contemplated to be incurred in connection with this Agreement, neither FelCor nor any of the FelCor Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of FelCor or in the notes thereto and which, individually or in the aggregate, could be reasonably expected to have a FelCor Material Adverse Effect.

         (d) Each of the operating statements for the FelCor Hotels provided or to be provided by FelCor to Bristol or its advisors was prepared in the ordinary course of business consistent with past practice and was derived from the books and records for the applicable FelCor Hotel.

         2.6. Absence of Certain Changes or Events. Except as disclosed in (i) the FelCor Filed SEC Documents or (ii) Schedule 2.6 to the FelCor Disclosure Letter, since

December 31, 1997 (the "FelCor Financial Statement Date"), FelCor and the FelCor Subsidiaries have conducted their business only in the ordinary course thereof, and there has not been (a) any material adverse change, event or development in the business, financial condition or results of operations of FelCor and the FelCor Subsidiaries, taken as a whole (a "FelCor Material Adverse Change"), nor has there been any occurrence or circumstance that with the passage of time could reasonably be expected to result in a FelCor Material Adverse Change, (b) except for regular quarterly distributions (in the case of FelCor) not in excess of $0.55 per FelCor Common Share, $0.55 per FelCor OP Unit and $.4875 per FelCor Series A Preferred Share, in each case with customary record and payment dates, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of FelCor's capital stock, (c) any split, combination or reclassification of any of FelCor's capital stock, (d) any damage, destruction or loss, whether or not covered by insurance, that, individually or in the aggregate, could be reasonably expected to have a FelCor Material Adverse Effect, or (e) any change in accounting methods, principles or practices by FelCor or any FelCor Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been disclosed in the FelCor Filed SEC Documents or required by a change in GAAP. There are no accrued and unpaid dividends on the FelCor Series A Preferred Shares that have not been paid on the date such payment is due.

         2.7. Litigation. Except as disclosed in the FelCor Filed SEC Documents or in Schedule 2.7 to the FelCor Disclosure Letter, and other than personal injury and other routine personal injury litigation arising from the ordinary course of operations of FelCor and the FelCor Subsidiaries and which are covered by adequate insurance, there is no suit, action, proceeding or investigation pending or, to the Knowledge of FelCor, threatened against or affecting FelCor or any FelCor Subsidiary that, individually or in the aggregate, if decided adversely to FelCor, could be reasonably expected to (i) have a FelCor Material Adverse Effect or (ii) prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or any of the Transaction Documents or otherwise prevent FelCor from performing its obligations hereunder or thereunder in any material respect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against FelCor or any FelCor Subsidiary which, individually or in the aggregate, could reasonably be expected to have any such effect.

         2.8. Properties. (a) All of the real estate properties owned or leased by FelCor and the FelCor Subsidiaries are listed on Schedule 2.8 to the FelCor Disclosure Letter (the "FelCor Properties"). FelCor has no direct or indirect ownership interest in any real property as of the date hereof other than the FelCor Properties.

         (b) Except as disclosed on Schedule 2.8 to the FelCor Disclosure Letter, FelCor or one of the FelCor Subsidiaries owns fee simple title to, or a valid leasehold or joint venture interest in, each of the FelCor Properties, free and clear of all Liens, security interests or other encumbrances on title ("Encumbrances"), except for such Encumbrances which, individually and in the aggregate, could not be reasonably expected to have a FelCor Material Adverse Effect. Except as disclosed on Schedule 2.8 to the FelCor Disclosure Letter, the FelCor Properties are not subject to any easements, rights of way, covenants, conditions, restrictions or other written agreements or Laws affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions") or Encumbrances, except for (i) Property Restrictions imposed or promulgated by Law or any Governmental Entity with respect to real property, including zoning regulations, that do not adversely affect the current use of the property, materially detract from the value of or materially interfere with the present use of the property, (ii) Encumbrances and Property Restrictions disclosed on existing title policies, commitments (and the documents listed as exceptions therein) or surveys (in each case copies of which title policies, commitments (and the documents listed as exceptions therein) and surveys have been delivered or made available to Bristol), (iii) leases between FelCor and DJONT Operations, L.L.C., a Delaware limited liability company and its subsidiaries, which are described on Schedule
2.8 to the FelCor Disclosure Letter, (iv) retail leases, including restaurant, gift shop and roof top leases, and (v) mechanics', carriers', supplier's, workmen's or repairmen's Liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which, individually and in the aggregate, could not be reasonably expected to have a FelCor Material Adverse Effect.

         (c) Except for such matters as, individually and in the aggregate, could not be reasonably expected to have a FelCor Material Adverse Effect, valid policies of title insurance have been issued insuring FelCor's or the applicable FelCor Subsidiary's title to or interest in each of the FelCor Properties, and such policies are, at the date hereof, in full force and effect and no claim has been made against any such policy and FelCor has no Knowledge of any facts or circumstances which would constitute the valid basis for such a claim.

         (d) Except for such of the following as, individually and in the aggregate, could not be reasonably expected to have a FelCor Material Adverse Effect, to the Knowledge of FelCor, (i) no certificate, Permit or license from any Governmental Entity having jurisdiction over any of the FelCor Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the FelCor Properties as currently operated or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the FelCor Properties (an "REA Agreement") has not been obtained and is not in full force and effect, and there is no pending threat of modification or cancellation of any of the same, nor is FelCor or any of the FelCor Subsidiaries currently in default under any REA Agreement and the FelCor Properties are in full compliance with all Permits; (ii) no written notice of any violation of any Law affecting any portion of any of the FelCor Properties has been issued by any Governmental Entity; (iii) there are no material structural defects relating to any of the FelCor Properties; (iv) there is no FelCor Property whose building systems are not in working order; and (v) there is no physical damage to any FelCor Property in excess of $500,000 for which there is no insurance in effect (other than reasonable and customary deductibles) covering the full cost of the restoration. Except for such of the following as, individually and in the aggregate, could not be reasonably expected to have a FelCor Material Adverse Effect, the use and occupancy of each of the FelCor Properties complies in all material respects with all applicable Laws, and FelCor has no Knowledge of any pending or threatened proceeding or action that will in any manner affect the size of, use of, improvements on, construction on, or access to any of the FelCor Properties, with such exceptions as are not material and do not interfere with the use made and proposed to be made of such FelCor Properties. Except for such of the following as, individually and in the aggregate, could not be reasonably expected to have a FelCor Material Adverse Effect, neither FelCor nor any of the FelCor Subsidiaries has received any written notice to the effect that (x) any betterment assessments have been levied against, or any condemnation or rezoning proceedings are pending or threatened with respect to any of the FelCor Properties or (y) any zoning, building or similar Law is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the FelCor Properties or by the continued maintenance, operation or use of the parking areas. Except for such of the following as, individually and in the aggregate, could not be reasonably expected to have a FelCor Material Adverse Effect, following a casualty, each of the FelCor Properties could be reconstructed and used for hotel purposes under applicable zoning laws and regulations, except that in certain circumstances such reconstruction would have to comply with the dimensional requirements of applicable zoning Laws and regulations in effect at the time of reconstruction.

         (e) Except as otherwise could not be reasonably expected to have a FelCor Material Adverse Effect, there are no outstanding abatement proceedings or appeals with respect to the assessment of any FelCor Property for the purpose of real property Taxes, and there are no agreements with any Governmental Entity with respect to such assessments or Tax rates on any FelCor Property.

         2.9. Environmental Matters. None of FelCor, any of the FelCor Subsidiaries or, to FelCor's Knowledge, any other Person has caused or permitted (a) the unlawful presence of any

Hazardous Materials on any of the FelCor Properties or (b) any unlawful spills, releases, discharges or disposal of Hazardous Materials to have occurred or be presently occurring on or from the FelCor Properties, which presence or occurrence, individually or in the aggregate, could reasonably be expected to have a FelCor Material Adverse Effect; and, in connection with the construction on or operation and use of the FelCor Properties, FelCor and the FelCor Subsidiaries have not failed to comply in any material respect with all applicable Environmental Laws, except to the extent such failure to comply, individually or in the aggregate, could not be reasonably expected to have a FelCor Material Adverse Effect. No notice, notification, demand, request for information, citation, summons, complaint or order has been received by or is pending, or to the Knowledge of FelCor, is threatened by, any Person against FelCor or any FelCor Subsidiary, other than where such notice, notification, demand, request for information, citation, summons, complaint or order has been fully resolved, or where such resolution, individually and in the aggregate, could not be reasonably expected to result in a FelCor Material Adverse Effect. FelCor has previously delivered or made available to Bristol or its counsel true and complete copies of all internally prepared or commissioned environmental studies, assessments and reports in the possession or under the control of FelCor that relate to the FelCor Properties and/or FelCor's compliance with Environmental Laws.

         2.10. Absence of Changes in Benefit Plans; ERISA Compliance. (a) Except as disclosed in the FelCor Filed SEC Documents or in Schedule 2.10 to the FelCor Disclosure Letter and except as specifically contemplated by this Agreement, since the FelCor Financial Statement Date, there has not been any adoption or amendment in any material respect by FelCor or any FelCor Subsidiary of any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of FelCor, any FelCor Subsidiary or any Person Affiliated with FelCor under Section 414 (b), (c), (m) or (o) of the Code (collectively, "FelCor Benefit Plans").

         (b)     Except as described in the FelCor Filed SEC Documents or in
Schedule 2.10 to the FelCor Disclosure Letter, (i) all FelCor Benefit Plans, including any such plan that is an "employee benefit plan" as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), are in compliance in all material respects with all applicable requirements of Law, including without limitation ERISA and the Code, and (ii) neither FelCor nor any FelCor Subsidiary has any material liabilities or obligations with respect to any such FelCor Benefit Plan, whether accrued, contingent or otherwise, except for any such noncompliance or liabilities that could not be reasonably expected to have a FelCor Material Adverse Effect. Except as set forth in Schedule 2.10 to the FelCor Disclosure Letter, the execution of, and performance of the transactions contemplated in, this Agreement and the Transaction Documents to which FelCor is a party will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any FelCor Benefit Plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, officer or director of FelCor or any FelCor Subsidiary. The only severance agreements or severance policies applicable to officers or directors of FelCor or any of the FelCor Subsidiaries are the agreements and policies specifically referred to in Schedule 2.10 to the FelCor Disclosure Letter.

         2.11. Taxes. (a) Each of FelCor and the FelCor Subsidiaries has timely filed all Tax returns and reports required to be filed by it and for any partnerships for which any of them is a general partner (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and has paid (or FelCor has paid on its behalf) all Taxes shown on such returns and reports as required to be paid by it and all such Tax returns and reports are complete and accurate in all material respects, except where the failure to file such Tax returns or reports, the failure to pay such Taxes and the failure to be complete and accurate in all material respects could not be reasonably expected to have a FelCor Material Adverse Effect. The most recent audited financial statements contained in the FelCor Filed SEC Documents reflect in accordance with GAAP an adequate accrual for Taxes and for all deferred Taxes payable by FelCor and the FelCor Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Since the FelCor Financial Statement Date, FelCor has incurred no liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, including without limitation any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and neither FelCor nor any FelCor Subsidiary has incurred any liability for Taxes other than in the ordinary course of business. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon FelCor. To the Knowledge of FelCor, (i) no deficiencies for any Taxes have been proposed, asserted or assessed against FelCor or any of the FelCor Subsidiaries, (ii) no requests for waivers of the time to assess any such Taxes are pending, and (iii) no Tax returns of FelCor or any of the FelCor Subsidiaries are currently being audited by any applicable taxing authority or threatened with any such audit. There are no Tax Liens on any assets of FelCor or the FelCor Subsidiaries other than Liens for current Taxes not past due.
All payments for withholding Taxes,
unemployment insurance and other amounts required to be withheld and deposited or paid to all taxing authorities have been so deposited or paid by FelCor and the FelCor Subsidiaries.

         (b) FelCor (and its predecessors) (i) for all taxable years commencing with its taxable year beginning July 28, 1994 and ended December 31, 1994, and through the most recent December 31, has been subject to taxation as a real estate investment trust (a "REIT") within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated, and will continue to operate, in such a manner as to qualify as a REIT for the taxable year ending December 31, 1998, and (iii) to FelCor's Knowledge, no action, proceeding or investigation that could reasonably be expected to result in the termination of FelCor's status as a REIT is pending or threatened. No FelCor Subsidiary has since its formation owned any assets (including without limitation securities) that would cause FelCor to incur tax under Section 857(b)(4) of the Code. Except as set forth in Schedule 2.11 to the FelCor Disclosure Letter, each FelCor Subsidiary which is a corporation has been since its formation a qualified REIT subsidiary under
Section 856(i) of the Code.

         (c) Neither FelCor nor any of its Subsidiaries has taken any action that would create a material risk that the Merger would not qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code.

         2.12. Brokers. No broker, investment banker, financial advisor or other Person, other than BT Wolfensohn, the fees and expenses of which will be paid by FelCor, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of FelCor or any FelCor Subsidiary. FelCor has furnished to Bristol true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of BT Wolfensohn.

         2.13. Compliance with Laws. Except as disclosed in the FelCor Filed SEC Documents, neither FelCor nor any of the FelCor Subsidiaries has violated or failed to comply with any Law, Permit, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except to the extent that such violation or failure could not be reasonably expected to have a FelCor Material Adverse Effect. Each of FelCor and each FelCor Subsidiary has all licenses, franchises, permits, concessions, orders, approvals or registrations from, of or with any applicable Governmental Entity (collectively, "Permits") that are required in order to permit it to carry on its business as it is presently conducted, except those Permits which the failure to have could not, individually or in the aggregate, reasonably be expected to have a FelCor Material Adverse Effect. All such Permits are in full force and effect, except for any such Permit as to which the failure so to be in full force and effect could not, individually or in the aggregate, reasonably be expected to have a FelCor Material Adverse Effect.

         2.14. Labor Matters. Schedule 2.14 to the FelCor Disclosure Letter sets forth a true and complete list as of the Measurement Date of each labor union or collective bargaining agreement to which FelCor or any of the FelCor Subsidiaries is a party or which governs the terms of employment of any of their respective employees. There is no labor strike or work stoppage pending or, to the Knowledge of FelCor, threatened against FelCor, any FelCor Subsidiary or any of the FelCor Properties, except as could not reasonably be expected to have a FelCor Material Adverse Effect.

         2.15. Compliance with Agreements. Neither FelCor nor any FelCor Subsidiary has received a written notice that FelCor or any FelCor Subsidiary is in violation of or in default under (nor to the Knowledge of FelCor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material loan or credit agreement, note, bond, mortgage, indenture or other agreement evidencing Indebtedness, lease, Permit, concession, franchise, management, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except to the extent that such violation or default, individually or in the aggregate, could not reasonably be expected to have a FelCor Material Adverse Effect or as set forth in Schedule 2.15 to the FelCor Disclosure Letter.

         2.16. Opinion of Financial Advisor. FelCor has received the opinion of BT Wolfensohn, dated as of the date hereof, a copy of which has been provided to Bristol, to the effect that, as of the date hereof, the consideration to be paid by FelCor pursuant to the Merger is fair, from a financial point of view, to FelCor.

         2.17. State Takeover Statutes. FelCor has taken all action necessary to exempt the transactions contemplated by this Agreement from the operation of any "fair price," "moratorium," "control share acquisition" or any other anti-takeover requirement existing under the Laws of the State of Maryland.

         2.18. Proxy and Registration Statements. None of the information supplied or to be supplied by FelCor or any of its representatives for inclusion or incorporation by reference in the Proxy Statement or the Registration Statements will at the time such Proxy Statement or Registration Statements are filed with the SEC and at the time of the mailing of the Proxy Statement or Registration Statements to the stockholders of FelCor and Bristol contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation is made by FelCor with respect to statements made in the Proxy Statement or Registration Statements based on information supplied by Bristol or any of its Affiliates for inclusion therein, or with respect to information concerning Bristol or any of its Subsidiaries incorporated by reference therein.

         2.19. Definition of Knowledge of FelCor. As used in this Agreement, the phrase to the "Knowledge of FelCor" (or words of similar import) means the actual knowledge of those individuals identified in Schedule 2.19 to the FelCor Disclosure Letter.


                III.  REPRESENTATIONS AND WARRANTIES OF BRISTOL

         Except as set forth in the letter of even date herewith signed by the President of Bristol in his capacity as such and delivered to FelCor simultaneously with the execution and delivery of this Agreement (the "Bristol Disclosure Letter"), Bristol represents and warrants to FelCor as follows:

         3.1. Organization, Standing and Power of Bristol. Bristol is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Bristol is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Bristol and the Bristol Subsidiaries, taken as a whole; provided, however, that any determination of whether any state of facts, event, change or event would have a Bristol Material Adverse Effect will be made after giving pro-forma effect to the Spin-Off (a "Bristol Material Adverse Effect"). Bristol has delivered to FelCor complete and correct copies of its Fourth Amended and Restated Certificate of Incorporation and its Amended and Restated Bylaws, in each case as amended or supplemented to the date of this Agreement and currently in force and effect (respectively, the "Bristol Certificate" and the "Bristol Bylaws").

         3.2. Bristol Subsidiaries. (a) Schedule 3.2 to the Bristol Disclosure Letter sets forth (i) the name and jurisdiction of incorporation or formation of each Subsidiary of Bristol and of each other Person in which Bristol owns, directly or indirectly, an equity or ownership interest (collectively, the "Bristol Subsidiaries"), (ii) the name of the Bristol Hotel, if any, in which any Bristol Subsidiary owns or holds an interest and the nature of that ownership or other interest, and (iii) if such Bristol Subsidiary is not wholly owned (directly or indirectly) by Bristol, (A) its authorized capital stock or other equity interests, (B) the number of issued and outstanding shares of its capital stock or other equity interests, and (C) the record owners of outstanding shares of its capital stock or other equity interests.

         (b) All the outstanding shares of capital stock of each Bristol Subsidiary that is a corporation have been validly issued and are fully paid and nonassessable. Except as set forth in Schedule 3.2 to the Bristol Disclosure Letter, (i) all the outstanding shares of capital stock of each Bristol Subsidiary that is a corporation are owned by Bristol or by another Bristol Subsidiary free and clear of all Liens, and (ii) all equity interests of each Bristol Subsidiary that is a partnership, joint venture, limited liability company or trust are owned by Bristol or by another Bristol Subsidiary free and clear of all Liens. Each Bristol Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted, and each Bristol Subsidiary that is a partnership, limited liability company or trust is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has the requisite partnership, limited liability company or trust power and authority to carry on its business as now being conducted. Each Bristol Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, could not reasonably be expected to have a Bristol Material Adverse Effect. Bristol has delivered to FelCor complete and correct copies of the articles or certificate of incorporation, bylaws, partnership, joint venture and operating agreements and other organizational documents of each Bristol Subsidiary, in each case, as amended or supplemented to the date of this Agreement and currently in force and effect.

         (c) Following completion of the Spin-Off Transactions and immediately prior to the Effective Time, except for interests in the Non-Corporate Bristol Hotel Subsidiaries, Bristol will not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity.

         3.3. Capital Structure. (a) The authorized capital stock of Bristol consists of 200,000,000 shares of capital stock, of which 150,000,000 are Bristol Common Shares and 50,000,000 are preferred shares, par value of $0.01 per share ("Bristol Preferred Shares"). As of the Measurement Date, (i) 43,800,401 Bristol Common Shares and no Bristol Preferred Shares were issued and outstanding, (ii) no Bristol Common Shares were held in the treasury of Bristol, (iii) 1,950,000 Bristol Common Shares were reserved for issuance pursuant to the Bristol Incentive Plan, (iv) 150,000 Bristol Common Shares were reserved for issuance pursuant to the Bristol Director Plan, and (v) 1,869,941 Bristol Common Shares were issuable upon the exercise of outstanding Bristol Options. As of the Measurement Date, except as set forth in this Section 3.3, no shares of capital stock or other voting securities of Bristol were issued, reserved for issuance or outstanding, and during the period from and following the Measurement Date to the Effective Time, there will be no change in the issued and outstanding Bristol Common Shares and Bristol Preferred Shares other than pursuant to the exercise of outstanding Bristol Options referred to in this Section 3.3 or Schedule 3.3 to the Bristol Disclosure Letter. Without limiting the generality or effect of any other provision hereof, except as described in this Section 3.3 or Schedule 3.3 to the Bristol Disclosure Letter, neither the Merger nor any other transaction contemplated hereby will accelerate the vesting of or have any other effect under any options or other rights relating to the acquisition of equity or other securities of Bristol.

         (b) All of the issued and outstanding shares of capital stock of Bristol are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights. Except as set forth in this Section 3.3 or in Schedule 3.3 to the Bristol Disclosure Letter, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Bristol or any Bristol Subsidiary is a party or by which such entity is bound obligating Bristol or any Bristol Subsidiary to issue, deliver, sell, repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold, repurchased, redeemed or acquired, additional shares of capital stock, voting securities or other ownership interests of Bristol or of any Bristol Subsidiary (or securities convertible into or exchangeable for such ownership interests) or obligating Bristol or any Bristol Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to Bristol or a Bristol Subsidiary). There are no bonds, debentures, notes or other Indebtedness of Bristol having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Bristol may vote.

         3.4.    Authority; Noncontravention; Consents.  (a)        Bristol has
the requisite corporate power and authority (i) to enter into this Agreement and each Transaction Document to which Bristol is a party, (ii) to perform its obligations hereunder and thereunder, and (iii) subject to the adoption of the Merger Agreement by the holders of a majority of the Bristol Common Shares outstanding as of the Record Date (the "Bristol Stockholder Approval" and, together with the FelCor Stockholder

Approval, the "Stockholder Approvals"), to consummate the transactions contemplated hereunder and thereunder. The execution and delivery by Bristol of this Agreement and each Transaction Document to which Bristol is a party and the consummation by Bristol of the transactions contemplated hereunder and thereunder have been duly authorized by the Bristol Board, the Bristol Board has recommended adoption of this Agreement by its stockholders and directed that this Agreement be submitted to a meeting of its stockholders for their consideration, and no other corporate proceedings on the part of Bristol or its stockholders are necessary to authorize any of the foregoing, other than the Bristol Stockholder Approval. This Agreement and each Transaction Document to which Bristol is a party have been duly executed and delivered by Bristol and constitute valid and binding obligations of Bristol, enforceable against Bristol in accordance with their respective terms, except as enforceability may be limited by the Bankruptcy Exception.

         (b) Except as set forth in Schedule 3.4 to the Bristol Disclosure Letter, the execution and delivery by Bristol of this Agreement and each Transaction Document to which Bristol is a party do not, and the consummation of the transactions contemplated hereunder and thereunder and compliance by Bristol with the provisions hereof and thereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Bristol or any Bristol Subsidiary under (i) the Bristol Certificate or the Bristol Bylaws or the comparable charter or organizational documents or partnership or similar agreement (as the case may be) of any Bristol Subsidiary, each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture or any other agreement evidencing, Indebtedness, reciprocal easement agreement, lease, management or other agreement, instrument or Permit applicable to Bristol or any Bristol Subsidiary or their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to Bristol or any Bristol Subsidiary or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that, individually or in the aggregate, could not reasonably be expected to (A) have a Bristol Material Adverse Effect or (B) prevent or delay in any material respect the consummation of the transactions contemplated by this Agreement and the Transaction Documents or otherwise prevent Bristol from performing its obligations hereunder or thereunder in any material respect. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Bristol or any Bristol Subsidiary in connection with the execution and delivery by Bristol of this Agreement or any of the Transaction Documents to which Bristol is a party or the consummation by Bristol of any of the transactions contemplated hereunder or thereunder, except for (i) the filing with the SEC of (A) the Proxy Statement, (B) the Registration Statements, and (C) such reports under the Exchange Act as may be required in connection with this Agreement and the Transaction Documents and the transactions contemplated hereunder and thereunder, (ii) the filing of listing applications with the NYSE with respect to the BHR Common Shares to be distributed in the Spin-Off, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and other appropriate merger documents and filings with any local recording office or authorities of other states in which FelCor or Bristol is qualified to do business, (iv) the filing of a premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") with respect to the Spin-Off, and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Schedule 3.4 to the Bristol Disclosure Letter or (B) which, if not obtained or made, could not reasonably be expected to prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or any of the Transaction Documents or otherwise prevent Bristol from performing its obligations hereunder or thereunder in any material respect or have, individually or in the aggregate, a Bristol Material Adverse Effect or a FelCor Material Adverse Effect.

         (c) Each of the Bristol Corporate Subsidiaries will, at the time of its merger with and into one of the Non-Corporate Bristol Hotel Subsidiaries, be duly authorized and empowered to enter into such merger, and except as set forth on Schedule 3.4 to the Bristol Disclosure Letter, none of such mergers will conflict with or violate the terms of (i) any charter or bylaws of such Bristol Corporate Subsidiary or (ii) any material agreement, mortgage, note, material contract, deed of trust or security interest by which the Bristol Corporate Subsidiary or its assets or properties are bound.

         3.5.    SEC Documents; Financial Statements; Undisclosed Liabilities.
(a) Bristol and the Bristol Subsidiaries have filed all required reports, schedules, forms, statements and other documents with the SEC from December 13, 1995 through the date hereof (the "Bristol SEC Documents"). Schedule 3.5 to the Bristol Disclosure Letter contains a complete list of all Bristol SEC Documents filed by Bristol and the Bristol Subsidiaries with the SEC since January 1, 1996 and on or prior to the date of this Agreement (the "Bristol Filed SEC Documents"). All of the Bristol SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Bristol SEC Documents. None of the Bristol SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Bristol Filed SEC Documents.

         (b) The consolidated financial statements of Bristol and the Bristol Subsidiaries included in the Bristol SEC Documents (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto included in or incorporated into any Bristol Filed SEC Documents), and (iii) present fairly, in all material respects, the consolidated financial position of Bristol and the Bristol Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and immaterial year-end audit adjustments). Bristol has no Subsidiaries which are not consolidated for accounting purposes.

         (c) Except for liabilities and obligations set forth in (i) the Bristol Filed SEC Documents, (ii) the draft copy of Bristol's Annual Report on Form 10-K for the year ended December 31, 1997 provided to FelCor on the date of this Agreement, or (iii) in Schedule 3.5 to the Bristol Disclosure Letter or for liabilities and obligations specifically contemplated to be incurred in connection with this Agreement, neither Bristol nor any Bristol Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Bristol or in the notes thereto and which, individually or in the aggregate, could be reasonably expected to have a Bristol Material Adverse Effect.

         (d) Each of the operating statements for the Bristol Hotels provided or to be provided by Bristol to FelCor or its advisors was prepared in the ordinary course of business consistent with past practice and was derived from the books and records for the applicable Bristol Hotel.

         3.6.    Absence of Certain Changes or Events.  Except as disclosed in
(i) the Bristol Filed SEC Documents, (ii) Schedule 3.6 to the Bristol Disclosure Letter, or (iii) the draft copy of Bristol's Annual Report on Form 10-K for the year ended December 31, 1997 provided to FelCor on the date of this Agreement, since December 31, 1997 (the "Bristol Financial Statement Date"), Bristol and the Bristol Subsidiaries have conducted their business only in the ordinary course thereof and there has not been (a) any material adverse change, event or development in the business, financial condition or results of operations of Bristol and the Bristol Subsidiaries, taken as a whole (a "Bristol Material Adverse Change"), nor has there been any occurrence or circumstance that with the passage of time could reasonably be expected to result in a Bristol Material Adverse Change, (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Bristol's capital stock, (c) any split, combination or reclassification of any of Bristol's capital stock, (d) any damage, destruction or loss, whether or not covered by insurance, that, individually or in the aggregate, could be reasonably expected to have a Bristol Material Adverse Effect, or (e) any change in accounting methods, principles or practices by Bristol or any Bristol Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been disclosed in the Bristol Filed SEC Documents or required by a change in GAAP.

         3.7. Litigation. Except as disclosed in (i) the Bristol Filed SEC Documents, (ii) the draft copy of Bristol's Annual Report on Form 10-K for the year ended December 31, 1997 provided to FelCor on the date of this Agreement, or (iii) in Schedule 3.7 to the Bristol Disclosure Letter, and other than personal injury and other routine personal injury litigation arising from the ordinary course of operations of Bristol and the Bristol Subsidiaries and which are covered by adequate insurance, there is no suit, action, proceeding or investigation pending or, to the Knowledge of Bristol, threatened against or affecting Bristol or any Bristol Subsidiary that, individually or in the aggregate, if determined adversely to Bristol, could be reasonably expected to
(i) have a Bristol Material Adverse Effect or (ii) prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or any of the Transaction Documents or otherwise prevent Bristol from performing its obligations hereunder or thereunder in any material respect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Bristol or any Bristol Subsidiary which, individually or in the aggregate, could reasonably be expected to have any such effect.

         3.8. Properties. (a) All of the real estate properties owned or leased by Bristol and the Bristol Subsidiaries are listed on Schedule 3.8 to the Bristol Disclosure Letter (the "Bristol Properties"). Bristol has no direct or indirect ownership interest in any real property as of the date hereof other than the Bristol Properties.

         (b) Except as disclosed on Schedule 3.8 to the Bristol Disclosure Letter, Bristol or one of the Bristol Subsidiaries owns fee simple title to, or a valid leasehold interest or joint venture interest in, each of the Bristol Properties, free and clear of all Encumbrances, except for such Encumbrances which, individually and in the aggregate, could not be reasonably expected to have a Bristol Material Adverse Effect. Except as disclosed on
Schedule 3.8 to the Bristol Disclosure Letter, the Bristol Properties are not subject to any Encumbrances or Property Restrictions, except for (i) Property Restrictions imposed or promulgated by Law or any Governmental Entity with respect to real property, including zoning regulations, that do not adversely affect the current use of the property, materially detract from the value of or materially interfere with the present use of the property, (ii) Encumbrances and Property Restrictions disclosed on existing title policies, commitments (and the documents listed as exceptions therein) or surveys (in each case copies of which title policies, commitments (and the documents listed as exceptions therein) and surveys have been delivered or made available to FelCor), (iii) retail leases, including restaurant, gift shop and roof top leases, and (iv) mechanics', carriers', supplier's, workmen's or repairmen's Liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which, individually and in the aggregate, could not be reasonably expected to have a Bristol Material Adverse Effect.

         (c) Except for such matters as, individually and in the aggregate, could not be reasonably expected to have a Bristol Material Adverse Effect, valid policies of title insurance have been issued insuring Bristol's or the applicable Bristol Subsidiary's title to or interest in each of the Bristol Properties, and such policies are, at the date hereof, in full force and effect and no claim has been made against any such policy and Bristol has no Knowledge of any facts or circumstances which would constitute the valid basis for such a claim.

         (d) Except for such of the following as, individually and in the aggregate, could not be reasonably expected to have a Bristol Material Adverse Effect, to the Knowledge of Bristol, (i) no REA Agreement has not been obtained and is not in full force and effect, and there is no pending threat of modification or cancellation of any of the same, nor is Bristol or any of the Bristol Subsidiaries currently in default under any REA Agreement and the Bristol Properties are in full compliance with all Permits; (ii) no written notice of any violation of any Law affecting any portion of any of the Bristol Properties has been issued by any Governmental Entity; (iii) there are no material structural defects relating to any of the Bristol Properties; (iv) except as set forth on Schedule 3.8 to the Bristol Disclosure Letter, there is no Bristol Property whose building systems are not in working order; and (v) there is no physical damage to any Bristol Property in excess of $500,000 for which there is no insurance in effect (other than reasonable and customary deductibles) covering the full cost of the restoration. Except for such of the following as, individually and in the aggregate, could not be reasonably expected to have a Bristol Material Adverse Effect, the use and occupancy of each of the Bristol Properties complies in all material respects with all applicable Laws, and Bristol has no Knowledge of any pending or threatened proceeding or action that will in any manner affect the size of, use of, improvements on, construction on, or access to any of the Bristol Properties, with such exceptions as are not material and do not interfere with the use made and proposed to be made of such Bristol Properties. Except for such of the following as, individually and in the aggregate, could not be reasonably expected to have a Bristol Material Adverse Effect, neither Bristol nor any of the Bristol Subsidiaries has received any written notice to the effect that (x) any betterment assessments have been levied against, or any condemnation or rezoning proceedings are pending or threatened with respect to any of the Bristol Properties or (y) any zoning, building or similar Law is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Bristol Properties or by the continued maintenance, operation or use of the parking areas. Except for such of the following as, individually and in the aggregate, could not be reasonably expected to have a Bristol Material Adverse Effect, following a casualty, each of the Bristol Properties could be reconstructed and used for hotel purposes under applicable zoning laws and regulations, except that in certain circumstances such reconstruction would have to comply with the dimensional requirements of applicable zoning Laws and regulations in effect at the time of reconstruction.

         (e) Except as otherwise could not be reasonably expected to have a Bristol Material Adverse Effect, there are no outstanding abatement proceedings or appeals with respect to the assessment of any Bristol Property for the purpose of real property Taxes, and there are no agreements with any Governmental Entity with respect to such assessments or Tax rates on any Bristol Property.

         3.9. Environmental Matters. Except as disclosed in Schedule 3.9 to the Bristol Disclosure Letter, none of Bristol, any of the Bristol Subsidiaries or, to Bristol's Knowledge, any other Person has caused or permitted (a) the unlawful presence of any Hazardous Materials on any of the Bristol Properties or (b) any unlawful spills, releases, discharges or disposal of Hazardous Materials to have occurred or be presently occurring on or from the Bristol Properties, which presence or occurrence could, individually or in the aggregate, be reasonably expected to have a Bristol Material Adverse Effect; and, in connection with the construction on or operation and use of the Bristol Properties, Bristol and the Bristol Subsidiaries have not failed to comply in any material respect with all applicable Environmental Laws, except to the extent such failure to comply, individually or in the aggregate, could not be reasonably expected to have a Bristol Material Adverse Effect. No notice, notification, demand, request for information, citation, summons, complaint or order has been received by or is pending, or to the Knowledge of Bristol, is threatened by, any Person against Bristol or any Bristol Subsidiary, other than where such notice, notification, demand, request for information, citation, summons, complaint or order has been fully resolved, or where such resolution, individually and in the aggregate, could not be reasonably expected to result in a Bristol Material Adverse Effect. Bristol has previously delivered or made available to FelCor or its counsel true and complete copies of all internally prepared or commissioned environmental studies, assessments and reports in the possession or under the control of Bristol that relate to the Bristol Properties and/or Bristol's compliance with Environmental Laws.

         3.10. Absence of Changes in Benefit Plans; ERISA Compliance. (a) Except as disclosed in the Bristol Filed SEC Documents or in Schedule 3.10 to the Bristol Disclosure Letter and except as specifically contemplated by this Agreement, since the Bristol Financial Statement Date, there has not been any adoption or amendment in any material respect by Bristol or any Bristol Subsidiary of any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Bristol, any Bristol Subsidiary or any Person Affiliated with Bristol under Section 414 (b), (c),
(m) or (o) of the Code (collectively, "Bristol Benefit Plans").

         (b)     Except as described in the Bristol Filed SEC Documents or in
Schedule 3.10 to the Bristol Disclosure Letter, (i) all Bristol Benefit Plans, including any such plan that is an "employee benefit plan" as defined in
Section 3(3) of the ERISA, are in compliance in all material respects with all applicable requirements of Law, including without limitation ERISA and the Code, and (ii) neither Bristol nor any Bristol Subsidiary has any material liabilities or obligations with respect to any such Bristol Benefit Plan, whether accrued, contingent or otherwise, except for any such noncompliance or liabilities that could not be reasonably expected to have a Bristol Material Adverse Effect. Except as set forth in Schedule 3.10 to the Bristol Disclosure Letter, the execution of, and performance of the transactions contemplated in, this Agreement and the Transaction Documents to which Bristol is a party will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Bristol Benefit Plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, officer or director of Bristol or any Bristol Subsidiary. The only severance agreements or severance policies applicable to officers or directors of Bristol or any of the Bristol Subsidiaries are the agreements and policies specifically referred to in
Schedule 3.10 to the Bristol Disclosure Letter.

         3.11. Taxes. (a) Each of Bristol and the Bristol Subsidiaries has timely filed all Tax returns and reports required to be filed by it and for any partnerships for which any of them is a general partner (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and has paid (or Bristol has paid on its behalf) all Taxes shown on such returns and reports as required to be paid by it and all such Tax returns and reports are complete and accurate in all material respects, except where the failure to file such Tax returns or reports, the failure to pay such Taxes and the failure to be complete and accurate in all material respects could not be reasonably expected to have a Bristol Material Adverse Effect. The most recent audited financial statements contained in the Bristol Filed SEC Documents reflect in accordance with GAAP an adequate accrual for Taxes and for all deferred Taxes payable by Bristol and the Bristol Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. To the Knowledge of Bristol, (i) no deficiencies for any Taxes have been proposed, asserted or assessed against Bristol or any of the Bristol Subsidiaries, (ii) no requests for waivers of the time to assess any such Taxes are pending, and (iii) no Tax returns of Bristol or any of the Bristol Subsidiaries are currently being audited by any applicable taxing authority or threatened with any such audit. There are no Tax Liens on any assets of Bristol or the Bristol Subsidiaries other than Liens for current Taxes not past due. All payments for withholding Taxes, unemployment insurance and other amounts required to be withheld and deposited or paid to all taxing authorities have been so deposited or paid by Bristol and the Bristol Subsidiaries.

         (b) Bristol (i) has not made or entered into, and does not own any asset subject to, a consent filed pursuant to Section 341(f) of the Code or a "safe harbor lease" subject to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended before the Tax Reform Act of 1984, (ii) is not required to include in income any amount for an adjustment pursuant to Section 481 of the Code, and (iii) is neither a party to nor obligated under any agreement or other arrangement providing for the payment of any amount that would be an "excess parachute payment" under Section 280G of the Code.

         (c) Neither Bristol nor any of its Subsidiaries has taken any action that would create a material risk that the Merger would not qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code.

         (d) Assuming that the Spin-Off had been completed prior to the date hereof and the Effective Time occurred on the date hereof, Bristol's E&P would not be materially in excess of $125.0 million.

         3.12. No Payments to Employees, Officers or Directors. Schedule 3.12 to the Bristol Disclosure Letter sets forth a true and complete list of all cash and non-cash payments which will become payable to each employee, officer or director of Bristol or any Bristol Subsidiary as a result of the Merger, other than the distribution of BHR Common Shares in the Spin-Off. Except as described in Schedule 3.12 to the Bristol Disclosure Letter, or as otherwise provided for in this Agreement, there is no employment or severance contract, or other agreement requiring payments, cancellation of indebtedness or other obligation to be made on a change of control or otherwise as a result of the consummation of any of the transactions contemplated by this Agreement and the Transaction Documents, with respect to any employee, officer or director of Bristol or any Bristol Subsidiary.

         3.13. Brokers. No broker, investment banker, financial advisor or other Person, other than Merrill, Lynch, Pierce, Fenner & Smith Incorporated ("Merrill"), the fees and expenses of which will be paid by Bristol, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Bristol or any Bristol Subsidiary.
Bristol has furnished to FelCor true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of Merrill.

         3.14. Compliance with Laws. Except as disclosed in the Bristol Filed SEC Documents, neither Bristol nor any of the Bristol Subsidiaries has violated or failed to comply with any Law, Permit, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except to the extent that such violation or failure could not be reasonably expected to have a Bristol Material Adverse Effect. Each of Bristol and each Bristol Subsidiary has all Permits that are required in order to permit it to carry on its business as it is presently conducted, except those Permits which the failure to have could not, individually or in the aggregate, reasonably be expected to have a Bristol Material Adverse Effect. All such Permits are in full force and effect, except for any such Permit as to which the failure so to be in full force and effect could not, individually or in the aggregate, reasonably be expected to have a Bristol Material Adverse Effect.

         3.15. Labor Matters. Schedule 3.15 to the Bristol Disclosure Letter sets forth a true and complete list as of the Measurement Date of each labor union or collective bargaining agreement to which Bristol or any of the Bristol Subsidiaries is a party or which governs the terms of employment of any of their respective employees. There is no labor strike or work stoppage pending or, to the Knowledge of Bristol, threatened against Bristol, any Bristol Subsidiary or any of the Bristol Properties, except as could not reasonably be expected to have a Bristol Material Adverse Effect.

         3.16. Compliance with Agreements. Neither Bristol nor any Bristol Subsidiary has received a written notice that Bristol or any Bristol Subsidiary is in violation of or in default under (nor to the Knowledge of Bristol does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material loan or credit agreement, note, bond, mortgage, indenture or other agreement evidencing Indebtedness, lease, Permit, concession, franchise, management, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except to the extent such violation or default, individually or in the aggregate, could not be reasonably expected to have a Bristol Material Adverse Effect or as set forth in Schedule 3.16 to the Bristol Disclosure Letter.

         3.17. Opinion of Financial Advisor. Bristol has received the opinion of Merrill, dated the date hereof, a copy of which has been provided to FelCor, to the effect that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Bristol Common Shares.

         3.18. State Takeover Statutes. Bristol has taken all action necessary to exempt the transactions contemplated by this Agreement from the operation of any "fair price," "moratorium," "control share acquisition" or any other anti- takeover requirement existing under the Laws of the State of Delaware.

         3.19. Proxy and Registration Statements. None of the information supplied or to be supplied by Bristol or any of its representatives for inclusion or incorporation by reference in the Proxy Statement or the Registration Statements will at the time such Proxy Statement or Registration Statements are filed with the SEC and at the time of the mailing of the Proxy Statement or Registration Statements to the stockholders of FelCor and Bristol contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of its circumstances under which they were made, not misleading. No representation is made by Bristol with respect to statements made in the Proxy Statement or Registration Statements based on information supplied by FelCor or any of its Affiliates for inclusion therein, or with respect to information concerning FelCor or any of its Subsidiaries incorporated by reference therein.

         3.20. Definition of Knowledge of Bristol. As used in this Agreement, the phrase to the "Knowledge of Bristol" (or words of similar import) means the actual knowledge of those individuals identified in Schedule 3.20 to the Bristol Disclosure Letter.

                                 IV.  COVENANTS

         4.1.    Acquisition Proposals.  (a)       Prior to the Effective Time,
each of FelCor and Bristol agrees that:

                 (i) Neither it nor any of its Subsidiaries will (A) initiate or solicit, directly or indirectly by furnishing any information or the making of any proposal or offer (including without limitation any proposal or offer to its stockholders), any Acquisition Proposal or
         (B) engage in any negotiations concerning, provide any confidential information in connection with or have any discussions with any Person relating to an Acquisition Proposal. For purposes of this Agreement, "Acquisition Proposal" means any proposal or offer from any Person (other than the transactions contemplated by this Agreement or described in Schedule 4.1 to the FelCor Disclosure Letter or Schedule
         4.1 to the Bristol Disclosure Letter) relating to a merger, acquisition, tender offer, exchange offer, business combination, consolidation, sale of assets or similar transaction involving more than 10% of the equity securities of Bristol or FelCor or a substantial portion of the assets or equity securities of Bristol and the Bristol Subsidiaries or FelCor and the FelCor Subsidiaries (provided that, as to any sale or exchange of assets, the transaction involves a total value including assumed debt in excess of $100 million);

                 (ii) It will cause each of its officers, directors, employees, financial advisors, attorneys, accountants and other representatives retained by it or any of its Subsidiaries not to engage in any of the activities described in Section 4.1(a)(i);

                 (iii) It will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and will take the necessary steps to inform the Persons referred to in Section 4.1(a)(ii) of the obligations undertaken in this Section 4.1; and

                 (iv) It will notify the other immediately if it receives any such proposals or offers relating to an Acquisition Proposal, or any requests for such information, which notice will describe the terms of any such proposal, offer or request in reasonable detail, or if any such negotiations or discussions relating to an Acquisition Proposal are sought to be initiated or continued with it.

         (b) Except as otherwise provided in Section 4.1(c), and in accordance with Section 7.2, if applicable, neither the Bristol Board, the FelCor Board nor any committee thereof may (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the other party the approval or recommendation by the Bristol Board or the FelCor Board or such committee thereof of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) authorize or otherwise cause Bristol or FelCor, as applicable, to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal (each, an "Acquisition Agreement").

         (c) Notwithstanding the foregoing, if, in response to an unsolicited Acquisition Proposal, the Bristol Board, the FelCor Board or a committee thereof, as applicable, determines after consultation with its financial advisors that such Acquisition Proposal is reasonably capable of being completed on the terms proposed and would, if consummated, result in a transaction more favorable to such company's stockholders than the Merger and the other transactions contemplated by this Agreement (taking into account the nature of the proposed transaction, the nature and amount of the consideration, the likelihood of completion and any other factors deemed appropriate by such Board) (a "Superior Proposal"), such Board or committee may, or cause its representatives to, engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any Person relating to the Superior Proposal or otherwise facilitate any effort or attempt to make or implement the Superior Proposal; provided further, however, that, upon either party's engaging in such negotiations or discussions, providing such information or otherwise facilitating any effort or attempt to make or implement a Superior Proposal, such party gives notice to the other party of its engagement in such activities (a "Superior Proposal Transaction Notice"). Prior to furnishing confidential information to, or entering into discussions or negotiations with, any other Persons with respect to a Superior Proposal, such party must obtain from such other Persons an executed confidentiality agreement with terms no more favorable, taken as a whole, to such Person than those contained in the applicable Confidentiality Agreements, but which confidentiality agreement may not include any provision calling for an exclusive right to negotiate with such Persons, and such party must advise the other party of the nature of such confidential information delivered to such other Person reasonably promptly following its delivery to the requesting party. With respect to any Superior Proposal, the Bristol Board or the FelCor Board, as applicable, may, subject to compliance with Section 7.2, on or after the fifth Trading Day following its giving of a Superior Proposal Transaction Notice, (i) withdraw or modify its approval or recommendation of the Merger or this Agreement, (ii) approve or recommend such Superior Proposal, (iii) authorize or otherwise cause the company of which it is the Board to enter into an Acquisition Agreement, and/or (iv) terminate this Agreement pursuant to
Section 7.1(h) or Section 7.1(i), as applicable.

         (d) Nothing contained in this Section 4.1 will prohibit Bristol or FelCor from taking and disclosing to its stockholders a position contemplated by Rule 14e-1 under the Exchange Act or from making any disclosure to its stockholders if such Board determines that such disclosure is necessary in order to comply with such Board's fiduciary duties under applicable Law; provided, however, that neither Bristol nor FelCor nor either of their respective Boards nor any committee thereof may, except in accordance with
Section 4.1(c), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal.

         4.2. Conduct of FelCor's and Bristol's Business Pending Merger. Prior to the Effective Time, except as (i) contemplated by this Agreement, (ii) necessary to accomplish the Spin-Off Transactions, (iii) set forth on Schedule
4.2 to the Bristol Disclosure Letter or Schedule 4.2 to the FelCor Disclosure Letter, or (iv) consented to in writing by a majority of the individuals identified on Schedule 4.2 or if either such individual is unable to serve in such capacity, a replacement identified by the party that designated such individual (the "Joint Operating Committee"), each of FelCor and Bristol will, and will cause each of their respective Subsidiaries to:

                 (a) Conduct its business only in the usual, regular and ordinary course and in substantially the same manner as heretofore;

                 (b) Use reasonable efforts to preserve intact its business organization and goodwill and keep available the services of its officers and key employees;

                 (c) Confer on a regular basis with one or more representatives of the other party to report operational matters of materiality and, subject to Section 4.1, any proposals to engage in material transactions;

                 (d) Promptly notify the other party of any material emergency or other material change in its business, financial condition, results of operations or prospects;

                 (e) Promptly deliver to the other party true and correct copies of any report, statement or schedule filed with the SEC by such party subsequent to the date of this Agreement;

                 (f) Maintain its books and records in accordance with GAAP, consistently applied, and not change in any material manner any of its methods, principles or practices of accounting in effect at the applicable Financial Statement Date, except as may be required by applicable Law or GAAP;

                 (g) Duly and timely file all reports, Tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by Law, provided such extensions do not adversely affect FelCor's status as a qualified REIT under the Code;

                 (h) Not make or rescind any express or deemed election relative to Taxes (unless required by Law or necessary to preserve FelCor's status as a REIT or the status of any Subsidiary as a partnership for federal income Tax purposes or as a qualified REIT subsidiary under Section 856(i) of the Code, as the case may be);

                 (i) Not (i) acquire (other than pursuant to an existing agreement), sell, lease, enter into any option to acquire, sell or lease, or exercise an option or contract to acquire, sell or lease, additional real property, (ii) make any loans, or advances to any other Person, except loans or advances to employees in the ordinary course of business and except as contemplated by Section 5.14, (iii) incur additional Indebtedness for borrowed money other than under existing agreements or as permitted or contemplated by this Agreement,
         (iv) encumber or subject to any Lien any of its properties or assets, or (v) enter into any new agreement or commitment, or amend any existing agreement or commitment, to improve, develop or construct real estate projects or to make any other capital expenditure after the date of this Agreement other than (A) with respect to FelCor, expenditures that are within FelCor's 1998 budget attached to Schedule
         4.2 to the FelCor Disclosure Letter and (B) with respect to Bristol,
         (1) in respect of transactions, projects or other capital expenditures relating to the improvement, development or construction of real estate projects, expenditures that are within Bristol's 1998 budget attached to Schedule 4.2 to the Bristol Disclosure Letter as to which Bristol or any of its Subsidiaries have either commenced the expenditure of money to third parties or entered into agreements or obligations to do so, (2) in respect of transactions, projects or other capital expenditures approved by the Joint Operating Committee, which approval may not be unreasonably withheld or delayed, and (3) amounts not otherwise covered by subclauses (1) or (2) involving capital expenditures for purposes other than the improvement, development or construction of real estate projects of, in the aggregate, less than $1.0 million;

                 (j) Use reasonable efforts to enter into agreements to sell assets of Bristol and the Bristol Subsidiaries as agreed from time to time by the Joint Operating Committee on terms authorized by it, and to permit FelCor and its financial and legal advisors a reasonable opportunity to participate in such process; provided however, that (i) such agreements may provide at Bristol's election that any such sale or disposition will not be consummated until the

         Effective Time and that Bristol may terminate such agreement if this Agreement is terminated for any reason and (ii) in no event will any party bind Bristol or its Subsidiaries to any liability or obligation with respect to a sale of any assets in respect of any transaction not approved by the Joint Operating Committee in the sole discretion of the members thereof;

                 (k) Except as contemplated by Section 1.5, not amend its articles or certificate of incorporation, bylaws or comparable charter or organizational document or the certificate or articles of incorporation, bylaws, partnership agreement, operating agreement, joint venture agreement or comparable charter or organizational document of any FelCor Subsidiary or Bristol Hotel Subsidiary without the other party's prior written consent, which consent will not be unreasonably withheld or delayed;

                 (l) Not amend any material terms of any contract of such party in a manner adverse to the Surviving Corporation in order to obtain the consent of the other party or parties to such contract to any of the transactions contemplated by this Agreement or the Spin-Off Agreement without obtaining the prior written consent of the other party hereto, which consent may not be unreasonably withheld or delayed;

                 (m) Make no change in the number of shares of capital stock, membership interests or units of limited partnership interest issued and outstanding, other than pursuant to (i) the exercise of options disclosed in the FelCor Filed SEC Documents, the Bristol Filed SEC Documents, Schedule 3.3 to the Bristol Disclosure Letter or
         Schedule 2.3 to the FelCor Disclosure Letter, (ii) the conversion of FelCor Series A Preferred Shares pursuant to the terms of the FelCor Series A Preferred Shares, and (iii) the redemption of FelCor OP Units for FelCor Common Shares pursuant to the terms of the FelCor OP Units;

                 (n) Grant no options or other right or commitment relating to its capital stock, membership interests or units of limited partnership interest or any security convertible into its capital stock, membership interests or units of limited partnership interest, or any security the value of which is measured by shares of capital stock, or any security subordinated to the claim of its general creditors;

                 (o) Not (i) authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or change such party's normal record date for the payment of any permitted dividend or distribution, other than as provided in Schedule 4.2 to the FelCor Disclosure Letter or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock, membership interests or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of capital stock, membership interests or units of partnership interest, other than pursuant to (A) the conversion of FelCor Series A Preferred Shares pursuant to the terms of the FelCor Series A Preferred Shares and (B) the redemption of FelCor OP Units for FelCor Common Shares pursuant to the terms of the FelCor OP Units;

                 (p) Not adopt any new employee benefit plan or amend any existing plans or rights, except for changes which are required by Law or changes which are not more favorable to participants than provisions presently in effect;

                 (q) Not settle any stockholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by this Agreement and the Transaction Documents;

                 (r) Not change the ownership of any of its Subsidiaries except pursuant to the Spin-Off Agreement;

                 (s) Not amend any of the Transaction Documents in any material respect;

                 (t) Not take any action that would cause the Merger not to qualify as a tax-free reorganization under Section 368(a)(1)(A) of the Code;

                 (u) Promptly notify the other party of any action, suit, proceeding, claim or audit pending against or with respect to such party or its Subsidiaries in respect of any Taxes where there is a reasonable possibility of a determination or decision which would materially increase the Tax liabilities of such party, and not change any of the Tax elections, accounting methods, conventions or principals which relate to such party or its Subsidiaries that could reasonably be expected to increase such party's liabilities;

                 (v) Continue to maintain and repair all of its assets and properties in a manner consistent with past practices; and

                 (w) Maintain all licenses and Permits as may be required by any Governmental Entity administering Laws regulating the sale of alcoholic beverages at the Bristol Hotels or the FelCor Hotels and take whatever actions are necessary to maintain the continuity of service of alcoholic beverage at the Bristol Hotels or the FelCor Hotels.

         4.3. Other Actions. Each of FelCor and Bristol will not, and will use commercially reasonable efforts to cause its respective Subsidiaries not to, take any action that would result in (i) any of the representations and warranties of such party

(without giving effect to any "Knowledge" qualification) set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties (without giving effect to any "Knowledge" qualification) that are not so qualified becoming untrue in any material respect, or (iii) except as contemplated by Section 4.1, any of the conditions to the Merger set forth in Article VI not being satisfied.

                            V.  ADDITIONAL COVENANTS

         5.1. Preparation of the Registration Statements and the Proxy Statement; FelCor Stockholders Meeting and Bristol Stockholders Meeting. (a) As soon as practicable following the date of this Agreement, FelCor and Bristol will prepare and file with the SEC a preliminary Proxy Statement in form and substance satisfactory to each of Bristol and FelCor and such Registration Statements as may be required to effect the Merger and the Spin-Off. To the extent practicable, the parties will utilize one document for transmittal to their respective stockholders to meet applicable legal requirements. Each of FelCor and Bristol will use its reasonable best efforts to (i) prepare and provide the other party as promptly as practicable the financial information required to be disclosed in the Proxy Statement, (ii) cause Merrill and BT Wolfensohn, as appropriate, to bring-down the opinions referred to in Section
2.16 and Section 3.17 to the date of the Proxy Statement, (iii) respond to any comments of the SEC, and (iv) have the Registration Statements declared effective under the Securities Act and the rules and regulations promulgated thereunder as promptly as practicable after such filing and to keep the Registration Statements effective as long as is necessary to consummate the Merger and the Spin-Off. Each of FelCor and Bristol will use its reasonable best efforts to cause the Proxy Statement to be mailed to FelCor's stockholders and Bristol's stockholders, respectively, as promptly as practicable after the Registration Statements are declared effective under the Securities Act. Each party agrees to date its Proxy Statement as of the same date, which will be the approximate date of mailing to the stockholders of the respective parties.
Each party will notify the other promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Registration Statements or the Proxy Statement or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives and the SEC with respect to the Registration Statements or the Proxy Statement. The Registration Statements and the Proxy Statement will comply in all material respects with all applicable requirements of Law. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Registration Statements or the Proxy Statement, Bristol or FelCor, as the case may be, will promptly inform the other of such occurrences and cooperate in filing with the SEC and/or mailing to the stockholders of Bristol and the stockholders of FelCor such amendment or supplement to the Registration Statements or the Proxy Statement.

         (b) Bristol will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Bristol Stockholders Meeting") for the purpose of obtaining the Bristol Stockholder Approval. Bristol will, through the Bristol Board, recommend to its stockholders adoption of this Agreement; provided that, notwithstanding any other provision of this Agreement, prior to the Bristol Stockholders Meeting, such recommendation may be withdrawn, modified or amended to the extent that, as a result of a Superior Proposal, the Bristol Board determines that such withdrawal, modification or amendment is appropriate.

         (c) FelCor will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "FelCor Stockholders Meeting") for the purpose of obtaining the FelCor Stockholder Approval. FelCor will, through the FelCor Board, recommend to its stockholders adoption of this Agreement and the transactions contemplated by this Agreement; provided that, notwithstanding any other provision of this Agreement, prior to the FelCor Stockholders Meeting, such recommendation may be withdrawn, modified or amended to the extent that, as a result of a Superior Proposal, the FelCor Board determines that such withdrawal, modification or amendment is appropriate.

         (d) Bristol and FelCor will use their respective best efforts to hold their respective stockholder meetings on the same day.

         (e) If on the date for the Bristol Stockholders Meeting and FelCor Stockholders Meeting established pursuant to Section 5.1(d), either Bristol or FelCor has not received a sufficient number of proxies to approve the adoption of this Agreement, then both parties will adjourn their respective stockholders meetings until the first to occur of (i) the date ten calendar days after the originally scheduled date of the stockholders meetings or (ii) the date on which the requisite number of proxies approving the Merger has been obtained.

         5.2. Access to Information; Confidentiality. Subject to the requirements of confidentiality agreements with third parties, each of FelCor and Bristol will, and will cause each of its Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of FelCor and Bristol will, and will cause each of its Subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Each of FelCor and Bristol will, and will cause its Subsidiaries to, and will use commercially reasonable efforts to cause its officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to, hold any nonpublic information in confidence to the extent required by, and in accordance with, and will comply with the provisions of the letter agreements, dated as of January 14, 1998 and February 27, 1998, between FelCor and Bristol (the "Confidentiality Agreements").

         5.3. Consents; Notifications; Other Actions. (a) Subject to the terms and conditions herein provided, FelCor and Bristol will (i) use all reasonable best efforts to cooperate with one another in (A) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, Permits or authorizations are required to be obtained prior to the Effective Time from, any Governmental Entity and any third parties in connection with the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby and (B) timely making all such filings and timely seeking all such consents, approvals, Permits and authorizations, (ii) use all reasonable best efforts to obtain in writing any consents required from third parties to effectuate the Merger, such consents to be in such form and substance as may be reasonably satisfactory to FelCor and Bristol, and in connection therewith, not pay any consent fees unless approved by FelCor, and
(iii) use all reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement and the Transaction Documents. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of FelCor and Bristol will take all such necessary action.

         (b) Each of Bristol and FelCor will give prompt notice to the other (i) if any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect or (ii) of the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification will affect the representations, warranties or covenants of the parties or the conditions to the obligations of the parties under this Agreement.

         (c) Bristol will use all reasonable efforts to cause each of the directors and officers of Bristol and the Bristol Subsidiaries (other than BHMC, BHR and their respective Subsidiaries) to resign as a director or officer of each applicable company effective as of the Effective Time.

         5.4. Tax Treatment. Each of Bristol and FelCor will use its reasonable best efforts to cause the Merger to qualify as a tax-free reorganization under the provisions of Section 368(a)(1)(A) of the Code and to obtain the opinions of counsel referred to in Sections 6.1(e), 6.1(f) and 6.2(f).

         5.5. Public Announcements. Bristol and FelCor will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other written public statements with respect to the transactions contemplated by this Agreement and the Transaction Documents, including the Merger and the Spin-Off, and will not issue any such press release or make any such written public statement prior to such consultation, except to the extent it may be advised by counsel that it is required by applicable Law or legal process. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form agreed to by the parties hereto prior to the execution of this Agreement.

         5.6. Listing. Prior to the Effective Time, (a) FelCor will use its best efforts to have the NYSE approve for listing, upon official notice of issuance, the Surviving Corporation Common Shares to be issued in the Merger and (b) Bristol will cause BHR to use reasonable efforts to have the NYSE, the NASDAQ or another national securities exchange approve for listing, upon official notice of issuance, the BHR Common Shares to be distributed in the Spin-Off.

         5.7. Transfer and Gains Taxes. Bristol and FelCor will cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, "Transfer and Gains Taxes"). From and after the Effective Time, the Surviving Corporation will, or will cause FelCor Operating Partnership, as appropriate, to pay or cause to be paid, without deduction or withholding from any amounts payable to the holders of Surviving Corporation Common Shares, all Transfer and Gains Taxes.

         5.8. Indemnification. (a) From and after the Effective Time, the Surviving Corporation will provide exculpation and indemnification for each individual who is now or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer or director of Bristol or any Bristol Subsidiary (the "Indemnified Parties") which is the same as the exculpation and indemnification provided to the Indemnified Parties by Bristol and the Bristol Subsidiaries immediately prior to the Effective Time in the Bristol Certificate and Bylaws or the applicable charter or other organizational document of such Bristol Subsidiary, as in effect on the date hereof; provided, that such exculpation and indemnification covers actions on or prior to the Effective Time, including without limitation all transactions contemplated by this Agreement and the Transaction Documents. In no event will the Surviving Corporation be obligated to provide directors' and officers' liability insurance. If the Surviving Corporation has directors' and officers' insurance, such insurance will apply to all directors and officers of the Surviving Corporation serving as such during the period such coverage is in effect. Notwithstanding anything in this Agreement to the contrary, Bristol will purchase insurance coverage for the directors and officers of Bristol who are covered under Bristol's directors' and officers' insurance policy as of the Effective Time for claims made after the Effective Time with respect to liabilities arising or relating to periods prior to the Effective Time, which insurance coverage will provide that FelCor is a named insured thereunder.

         (b) The Surviving Corporation will continue in force and effect after the Effective Time each indemnification agreement between Bristol or any Bristol Subsidiary, on the one hand, and any Person, on the other hand, which was in force and effect immediately prior to the Effective Time.

         (c) The provisions of this Section 5.8 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party or other Person referred to in this Section 5.8, his or her heirs, and his or her personal representatives and will be binding on all successors and assigns of Bristol and FelCor.

         (d) In the event that the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case the successors and assigns of such entity will assume the obligations set forth in this
Section 5.8, which obligations are expressly intended to be for the irrevocable benefit of, and will be enforceable by, each Person covered hereby.

         5.9. Spin-Off Transactions. (a) Bristol will diligently seek and use reasonable best efforts to obtain prior to the Closing Date all material consents required to be obtained by BHMC and BHR to perform their respective obligations under the Spin-Off Agreement and the other agreements contemplated hereby to which BHMC and BHR is a party. Bristol will keep FelCor apprised in reasonable detail of its progress in obtaining such consents.

         (b) Bristol will furnish to FelCor copies of all documentation relating to or to be delivered in connection with the Spin-Off Transactions. Without limiting the generality or effect of the foregoing, Bristol will furnish to FelCor copies of all documentation relating to (i) the transfers to BHR of the Spin-Off Assets (as defined in the Spin- Off Agreement) and the assumptions by BHR of the Spin-Off Liabilities (as defined in the Spin-Off Agreement), (ii) the formation and organizational documents for the Non-Corporate Bristol Hotel Subsidiaries, and (iii) the merger documents between the Bristol Corporate Subsidiaries and the Non-Corporate Bristol Hotel Subsidiaries, and provide FelCor an opportunity to comment thereon and consent to any of such documentation.

         5.10. Declaration of Dividends and Distributions. From and after the date of this Agreement, except for the Spin-Off, Bristol will not declare or pay any dividend or distribution to its stockholders. From and after the date of this Agreement, FelCor will not declare or pay any dividend or other distribution to the stockholders except in accordance with Schedule 4.2 to the FelCor Disclosure Letter.

         5.11. Affiliates; Etc. Prior to the Closing Date, Bristol will deliver to FelCor a letter identifying all Persons who are, at the time this Agreement is submitted for adoption by to the stockholders of Bristol, "affiliates" of Bristol for purposes of Rule 145 under the Securities Act. Bristol will use reasonable efforts to cause each such Person to deliver to FelCor on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit A.

         5.12.  Bristol's Accumulated and Current Earnings and Profits.
Bristol will use all reasonable efforts to assist FelCor and Arthur Andersen LLP in the calculation of the current and accumulated earnings and profits (as determined for federal income Tax purposes) ("E&P") of Bristol as of the Closing Date, giving effect to the Spin-Off. Bristol will deliver to FelCor not later than 21 calendar days prior to the expected Closing Date, (i) a statement of accumulated and current E&P of Bristol as of a date not more than 30 calendar days prior to the Closing Date but after giving effect to the Spin-Off and (ii) a statement of estimated accumulated and current E&P of Bristol as of the Closing Date after giving effect to the Spin-Off (together, the "Preliminary E&P Statement"). Bristol will use reasonable efforts to obtain from Arthur Andersen LLP (i) upon delivery of the Preliminary E&P Statement, such firm's computation, or confirmation of Bristol's computation, of accumulated and current E&P of Bristol as set forth in the Preliminary E&P Statement and (ii) an undertaking to provide within three months after the Closing Date, such firm's final computation, or confirmation of Bristol's computation, of accumulated and current E&P of Bristol as of the Closing Date, in substantially the form set forth on Schedule 5.12 (with such changes thereto as FelCor may reasonably request and to which Arthur Andersen LLP may agree).

         5.13. REIT-Related Matters. (a) Bristol will take such further actions and engage in such further transactions as determined by FelCor, based on written advice of FelCor's counsel, as may be reasonably necessary to preserve FelCor's status as a REIT under the Code, provided that no such actions could reasonably be expected to have a material adverse economic effect on Bristol or its stockholders if the Merger is not consummated or on BHR following the Spin-Off Transactions.

         (b) At the Closing, FelCor will deliver to each of the Principal Stockholders an exemption from the stock ownership limitations in the FelCor Articles that permits each of the Principal Stockholders to own at any time up to 15% of the FelCor Common Shares outstanding (the "Exemptions"). The Exemptions will be conditioned upon the continuing accuracy of the representations provided by the Principal Stockholders as to their ownership of FelCor Common Shares and BHR Common Shares in connection with obtaining the Exemptions. The percentage of FelCor Common Shares that each Principal Stockholder may own under the Exemption will be reduced automatically (i) to the extent FelCor issues additional FelCor Common Shares which entitle such Principal Stockholder to purchase additional FelCor Common Shares to maintain its percentage ownership and such Principal Stockholder elects not to maintain its percentage ownership of FelCor Common Shares by acquiring additional shares in connection with such issuance and (ii) to the extent necessary for FelCor to maintain its REIT status.

         5.14 Interim Credit Facility. As promptly as practicable and in any event not later than April 15, 1998, the parties will enter into an interim credit facility providing for loans of (i) $25.0 million to fund a portion of the cash required in connection with the Omaha Hotel, Inc. acquisition as described in Schedule 4.2 to the Bristol Disclosure Letter, and (ii) $31.2 million to fund the prepayment on June 15, 1998 of the $30 million Senior Secured Notes described in Schedule 3.4 to the Bristol Disclosure Letter. Such loans will be secured by certain of the Omaha assets so acquired or other real estate acceptable to FelCor, will bear a market rate of interest and be on other commercially reasonable terms and conditions. The loans will be due and payable 120 days following the termination of this Agreement pursuant to
Section 7.1 hereof ; provided, however, that (i) if FelCor is obligated to pay the Break-up Fee in connection with such termination, the maturity date of such loan will be extended to the date on which FelCor pays the Break-up Fee (but in no event beyond December 31, 2003) and (ii) if this Agreement is terminated prior to the Effective Time pursuant to Section 7.1(f), any loans then outstanding will be converted into unsecured indebtedness of Bristol, will bear a market rate of interest and be on other commercially reasonable terms and will be due and payable on December 31, 2003.

                                VI.  CONDITIONS

         6.1. Conditions To Each Party's Obligation To Effect the Merger. The obligations of each party to effect the Merger will be subject to the fulfillment at or prior to the Closing Date of the following conditions:

         (a) Stockholder Approvals. The Bristol Stockholder Approval and the FelCor Stockholder Approval shall have been obtained;

         (b) Listing of Shares. The NYSE shall have approved for listing the Surviving Corporation Common Shares to be issued in the Merger, subject to official notice of issuance;

         (c) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order;

         (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Spin-Off or any of the other transactions contemplated hereby shall be in effect;

         (e) Tax Opinion. Bristol and FelCor shall have received an opinion, dated the Closing Date, from Hunton & Williams, Jenkens & Gilchrist or Jones, Day, Reavis & Pogue, based upon certificates and letters substantially in the form set forth in Exhibit B hereto and dated the Closing Date (and which the parties agree to provide as reasonably requested by counsel), to the effect that the Merger will qualify as a tax-free reorganization under the provisions of Section 368(a)(1)(A) of the Code;

         (f) Opinion Relating to REIT Status and Partnership Status. Bristol and FelCor shall have received an opinion of Hunton & Williams, counsel to FelCor, or Jones, Day, Reavis & Pogue, counsel to Bristol, in each case in substantially the form set forth in Exhibit C hereto dated the Closing Date to the effect that (i) commencing with its taxable year ended December 31, 1994, FelCor was organized and has operated in conformity with the requirements for qualification as a REIT under the Code,(ii) FelCor Operating Partnership has been since its formation in 1994 and continues to be treated for federal income Tax purposes as a partnership, and not as a corporation or association taxable as a corporation, and (iii) the Merger will not prevent FelCor from continuing to operate in conformity with the requirements for qualification as a REIT under the Code; and

         (g) Change in Tax Laws. There shall not have been any Federal Legislative or Regulatory Change. For purposes of this Agreement, the term "Federal Legislative or Regulatory Change" means any enacted, promulgated or proposed legislative, administrative or judicial action, interpretation or decision that causes or if effected could be reasonably expected to cause FelCor to cease to qualify as a REIT for federal income tax purposes.

         6.2. Conditions To Obligations of FelCor. The obligations of FelCor to effect the Merger and to consummate the other transactions contemplated to occur on the Closing Date is further subject to the following conditions, any one or more of which may be waived by FelCor:

         (a) Representations and Warranties of Bristol. The representations and warranties of Bristol set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date (other than changes thereto which occurred solely by reason of the Spin-Off Transactions), as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and FelCor shall have received a certificate (which certificate may be qualified by Knowledge to the same extent as the representations and warranties of Bristol contained herein are so qualified) signed on behalf of Bristol by the President of Bristol, in such capacity, to such effect. For the purposes of Section 6.2(a), the representations and warranties of Bristol will be deemed true and correct unless the breach of such representations and warranties, in the aggregate, could reasonably be expected to have a Bristol Material Adverse Effect; provided, however, that for purposes of this Section 6.2(a), the representation and warranty of Bristol set forth in Section 3.11(d) will be deemed to be true and correct unless the breach thereof would have a FelCor Material Adverse Effect;

         (b) Performance of Covenants of Bristol. Bristol shall have performed in all material respects all covenants required to be performed by it under this Agreement at or prior to the Effective Time, and FelCor shall have received a certificate signed on behalf of Bristol by the President of Bristol, in such capacity, to such effect;

         (c) Material Adverse Change. Since the date of this Agreement, there shall have been no Bristol Material Adverse Change and FelCor shall have received a certificate of the President of Bristol, in such capacity, certifying to such effect;

         (d) Spin-Off Transactions. The Spin-Off Transactions shall have been completed and all documents required to be delivered in connection with the Spin-Off Transactions pursuant to the Spin-Off Agreement shall have been executed and delivered by all parties thereto;

         (e) Delivery of E&P Statement. Arthur Andersen LLP shall have delivered to FelCor its confirmation of Bristol's E&P set forth in the Preliminary E&P Statement as required by Section 5.12; and

         (f) Other Opinions. Bristol shall have received an opinion of Jones, Day, Reavis & Pogue to the effect that (i) the Merger will not result in either (A) the merger of Holiday Inns, Inc. with and into Bristol pursuant to that certain Agreement and Plan of Merger dated as of December 15, 1996, as amended as of April 1, 1997, among Holiday Corporation, Holiday Inns, Inc., and Bristol or (B) the Exchange (as that term is defined in that Agreement and Plan of Merger) failing to qualify for tax free treatment under Section 368(a)(1)(D) of the Code and Section 355 of the Code and Section 368(a)(1)(A) of the Code, respectively, and (ii) the distribution to the holders of Bristol Common Shares of all of the BHR Common Shares as provided in the Spin-Off Agreement will be treated for federal income tax purposes as a taxable dividend by Bristol to the holders of Bristol Common Shares.

         6.3. Conditions To Obligations of Bristol. The obligations of Bristol to effect the Merger and to consummate the other transactions contemplated to occur on the Closing Date is further subject to the following conditions, any one or more of which may be waived by Bristol:

         (a) Representations and Warranties of FelCor. The representations and warranties of FelCor set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and Bristol shall have received a certificate (which certificate may be qualified by Knowledge to the same extent as the representations and warranties of FelCor contained herein are so qualified) signed on behalf of FelCor by the President of FelCor, in such capacity, to such effect. For the purposes of this Section 6.3(a), the representations and warranties of FelCor will be deemed true and correct unless the breach of such representations and warranties, in the aggregate, could reasonably be expected to have a FelCor Material Adverse Effect;

         (b) Performance of Covenants of FelCor. FelCor shall have performed in all material respects all covenants required to be performed by it under this Agreement at or prior to the Effective Time, and Bristol shall have received a certificate signed on behalf of FelCor by the President of FelCor, in such capacity, to such effect; and

         (c) Material Adverse Change. Since the date of this Agreement, there shall have been no FelCor Material Adverse Change and Bristol shall have received a certificate of the President of FelCor, in such capacity, certifying to such effect.

         6.4. Frustration of Closing Conditions. Neither FelCor nor Bristol may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable efforts to consummate the Merger, the Spin-Off and the other transactions contemplated by this Agreement and the Spin-Off Agreement, as required by and subject to Sections 5.3 and 5.9.

                    VII.  TERMINATION, AMENDMENT AND WAIVER

         7.1. Termination. This Agreement may be terminated at any time prior to the filing of the Articles of Merger with the Department, whether before or after either of the Stockholder Approvals are obtained:

                 (a) By mutual written consent duly authorized by the FelCor Board and the Bristol Board;

                 (b) By FelCor, upon a breach of any representation, warranty or covenant on the part of Bristol set forth in this Agreement, in any case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would be incapable of being satisfied by the Drop-Dead Date;

                 (c) By Bristol, upon a breach of any representation, warranty or covenant on the part of FelCor set forth in this Agreement, in any case such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would be incapable of being satisfied by the Drop-Dead Date;

                 (d) By either Bristol or FelCor, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the Merger or the Spin-Off shall have become final and nonappealable;

                 (e) By either FelCor or Bristol, if the Merger is not consummated by September 30, 1998 or such later date to which the parties may agree in their respective sole discretion (the "Drop Dead Date"); provided, in the case of termination pursuant to this Section 7.1(e), the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in this Section;

                 (f) By either Bristol or FelCor if, upon a vote at a duly held FelCor Stockholders Meeting or any adjournment thereof, the FelCor Stockholder Approval shall not have been obtained;

                 (g) By either Bristol or FelCor if, upon a vote at a duly held Bristol Stockholders Meeting or any adjournment thereof, the Bristol Stockholder Approval shall not have been obtained;

                 (h) By Bristol, if (i) prior to the FelCor Stockholders Meeting, the FelCor Board shall have withdrawn or modified in any manner adverse to Bristol, or failed within ten Business Days of a request therefor to reconfirm, its approval or recommendation of the Merger or this Agreement, or approved or recommended or resolved to approve or recommend any Superior Proposal, (ii) FelCor shall have entered into an Acquisition Agreement, or (iii) FelCor or any of its officers, directors, employees or representatives shall have taken any action that would be prohibited by Section 4.1 but for the exceptions therein allowing certain actions to be taken pursuant to Section 4.1(c);

                 (i) By FelCor, if (i) prior to the Bristol Stockholders Meeting, the Bristol Board shall have withdrawn or modified in any manner adverse to FelCor, or failed within ten Business Days of a request therefor to reconfirm, its approval or recommendation of the Merger or this Agreement, or approved or recommended or resolved to approve or recommend any Superior Proposal, (ii) Bristol shall have entered into an Acquisition Agreement, or (iii) Bristol or any of its officers, directors, employees or representatives shall have taken any action that would be prohibited by Section 4.1 but for the exceptions therein allowing certain actions to be taken pursuant to Section 4.1(c); and

                 (j) By Bristol if the Volume Weighted Average Trading Price for FelCor Common Shares as reported in the NYSE Composite Transactions Report for any ten Trading Day period prior to the Effective Time is less than $28.00 per share.

         7.2. Certain Fees and Expenses. (a) If this Agreement shall be terminated (i) pursuant to Section 7.1(c) or 7.1(h), then FelCor will pay Bristol (provided FelCor was not entitled to terminate this Agreement pursuant to Section 7.1(b) at the time of such termination) a fee equal to the Break-Up Fee and (ii) pursuant to Section 7.1(b) or 7.1(i), then Bristol will pay FelCor (provided Bristol was not entitled to terminate this Agreement pursuant to Section 7.1(c) at the time of such termination) an amount equal to the Break-Up Fee. If this Agreement shall be terminated (i) pursuant to Section 7.1(g), then Bristol will pay FelCor (provided Bristol was not entitled to terminate this Agreement pursuant to Section 7.1(c) at the time of such termination), an amount equal to the Break-Up Expenses, and (ii) pursuant to Section 7.1(f), then FelCor will pay Bristol (provided FelCor was not entitled to terminate this Agreement pursuant to Section 7.1(b) at the time of such termination), an amount equal to the Break-Up Expenses. Notwithstanding the foregoing, if the Merger is not consummated (other than due to the termination of this Agreement pursuant to Section 7.1(a), 7.1(d) or 7.1(j) or Bristol's failure to perform its obligations under this Agreement in such a manner so as to entitle FelCor to terminate this Agreement pursuant to Section 7.1(b)) and at the time of the termination of this Agreement an Acquisition Proposal has been received by FelCor, and either prior to the termination of this Agreement or within 12 months thereafter FelCor or any FelCor Subsidiary enters into any agreement providing for an Acquisition Proposal which is subsequently consummated (whether or not such Acquisition Proposal is the same Acquisition Proposal which had been received at the time of the termination of this Agreement), then FelCor will pay the Break-Up Fee and the Break-Up Expenses to Bristol. If the Merger is not consummated (other than due to the termination of this Agreement pursuant to Section 7.1(a), 7.1(d) or 7.1(j) or FelCor's failure to perform its obligations under this Agreement in such a manner so as to entitle Bristol to terminate this Agreement pursuant to Section 7.1(c)) and at the time of the termination of this Agreement an Acquisition Proposal has been received by Bristol, and either prior to the termination of this Agreement or within 12 months thereafter Bristol or any Bristol Subsidiary enters into any agreement providing for an Acquisition Proposal which is subsequently consummated (whether or not such Acquisition Proposal is the same Acquisition Proposal which had been received at the time of the termination of this Agreement), then Bristol will pay the Break-Up Fee and the Break-Up Expenses to FelCor.


         (b) Any payment of the Break-Up Fee and, if applicable, Break-Up Expenses, as aforesaid, will be compensation and liquidated damages for the loss suffered by Bristol or FelCor, as applicable, as a result of the failure of the Merger to be consummated and to avoid the difficulty of determining damages under the circumstances, and neither party will have any other liability to the other after such payment. The Break-Up Fee and/or the Break-Up Expenses will be paid by FelCor to Bristol or Bristol to FelCor (as applicable), in immediately available funds within 10 Business Days after the date the event giving rise to the obligation to make such payment occurred, provided, however, that neither party may enter into any agreement providing for an Acquisition Proposal unless, prior thereto, this Agreement is terminated in accordance with its terms and the required Break-Up Fee and Break-Up Expenses are paid or otherwise provided for. As used in this Agreement, "Break-Up Fee" will be an amount equal to the lesser of (i) $60 million plus Break-Up Expenses (the "Base Amount") and (ii) in the case of FelCor, the sum of (A) the maximum amount that can be paid to FelCor without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code ("Qualifying Income"), as determined by independent accountants to FelCor, and (B) in the event FelCor receives a letter from outside counsel (the "Break-Up Fee Tax Opinion") indicating that FelCor has received a ruling from the Internal Revenue Service ("IRS") holding that FelCor's receipt of the Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (the "REIT Requirements") (and therefore would not cause FelCor to fail to satisfy the REIT Requirements) or that the receipt by FelCor of the remaining balance of the Base Amount following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Base Amount less the amount payable under clause (A) above. Bristol's obligation to pay any unpaid portion of the Break-Up Fee will terminate five years from the date of this Agreement. In the event that FelCor is not able to receive the full Base Amount, Bristol will place the unpaid amount in escrow and will not release any portion thereof to FelCor unless and until Bristol receives any one or combination of the following: (i) a letter from FelCor's independent accountants indicating the maximum amount that can be paid at that time to FelCor without causing FelCor to fail to meet the REIT Requirements or (ii) a Break-Up Fee Tax Opinion, in which event Bristol will pay to FelCor the lesser of the unpaid Base Amount or the maximum amount stated in the letter referred to in clause (i) above.

         (c) The "Break-Up Expenses" payable to Bristol or FelCor, as the case may be (the "Recipient"), will be an amount equal to the lesser of (i) $5 million as payment for all of the Recipient's out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including without limitation all attorneys', consultants', accountants' and investment bankers' fees and expenses and all other costs and expenses such as travel, fax, long-distance telephone and other costs) (the "Expense Fee") and (ii) in the case of FelCor, the sum of (A) the maximum amount that can be paid to the Recipient without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to the Recipient, and (B) in the event the Recipient receives a Break-Up Fee Tax Opinion indicating that the Recipient has received a ruling from the IRS holding that the Recipient's receipt of the Expense Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements (and therefore would not cause FelCor to fail to satisfy the REIT Requirements) or that receipt by the Recipient of the remaining balance of the Expense Fee following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Expense Fee less the amount payable under clause (A) above. The obligation of Bristol or FelCor, as applicable ("Payor"), to pay any unpaid portion of the Break-Up Expenses will terminate five years from the date of this Agreement. In the event that the Recipient is not able to receive the full Expense Fee, the Payor will place the unpaid amount in escrow and will not release any portion thereof to the Recipient unless and until the Payor receives any one or combination of the following: (i) a letter from the Recipient's independent accountants indicating the maximum amount that can be paid at that time to the Recipient without causing the Recipient to fail to meet the REIT Requirements or (ii) a Break-Up Fee Tax Opinion, in which event the Payor will pay to the Recipient the lesser of the unpaid Expense Fee or the maximum amount stated in the letter referred to in clause
(i) above.

         (d) Following the Effective Time, FelCor and BHR will each reasonably consult with the other as to the computation of the contemplated distribution of cash (the "Cash Distribution") sufficient, after giving effect to the Spin-Off, to effect the complete elimination of Bristol's historical and current E&P accumulated since the formation of Bristol until the Effective Time, such Cash Distribution to be made on or before December 31, 1998. In the event that it is determined, subsequent to the making of the Cash Distribution, that the Cash Distribution did not eliminate Bristol's E&P as contemplated above, BHR will (i) to the extent of any such shortfall, indemnify FelCor for an amount equal to the costs incurred (including Tax payments and any associated interest and penalties and reasonable accounting, legal and other out-of-pocket expenses) in disputing any claim that the E&P had not been completely eliminated upon payment of the Cash Distribution, provided, however, that BHR will be solely responsible under this sentence for costs incurred up to a maximum of $5 million, and (ii) if such costs exceed $5 million, (A) BHR will be responsible for 10% of any such costs exceeding $5 million, up to a total of $5 million of additional payments by BHR, and (B) any excess costs of this nature will be borne solely by FelCor.

         7.3. Effect of Termination. In the event of termination of this Agreement by either FelCor or Bristol as provided in Section 7.1, this Agreement will forthwith become void and have no effect, without any liability or obligation on the part of Bristol or FelCor (other than the last sentence of Section 5.2, Section 7.2, this Section 7.3 and Article VIII); provided that (a) if this Agreement is terminated by FelCor pursuant to Section 7.1(b), Bristol will not be entitled to any of the benefits of Section 7.2, or (b) if this Agreement is terminated by Bristol pursuant to Section 7.1(c), FelCor will not be entitled to any of the benefits of Section 7.2.

         7.4. Amendment. This Agreement may be amended by the parties in writing by action of their respective Boards at any time before or after any Stockholder Approvals are obtained and prior to the filing of the Articles of Merger with the Department or the Certificate of Merger with the Secretary of State of the State of Delaware; provided, however, that, after the Stockholder Approvals are obtained, no such amendment, modification or supplement will be made which by Law requires the further approval of stockholders without obtaining such further approval.

         7.5. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the proviso of Section 7.4, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of those rights.


                           VIII.  GENERAL PROVISIONS

         8.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement confirming the representations and warranties in this Agreement will survive the Effective Time. This Section 8.1 will not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         8.2. Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by fax (providing confirmation of transmission) at the following addresses or fax numbers (or at such other address or fax number for a party as will be specified by like notice):

         (a)     if to Bristol, to:

                 Bristol Hotel Company
                 14295 Midway Road
                 Dallas, Texas  75244
                 Attention: President
                 Attention:  General Counsel
                 Telecopy: (972) 391-1515

                 with a copy to:

                 Jones, Day, Reavis & Pogue
                 599 Lexington Avenue
                 New York, New York  10022
                 Attention: Robert A. Profusek
                 Telecopy: (212) 755-7306

         (b)     if to FelCor, to:

                 FelCor Suite Hotels, Inc.
                 545 E. John Carpenter Freeway
                 Suite 1300
                 Irving, Texas 75062
                 Attention: President

                 Attention: General Counsel
                 Telecopy: (972) 444-4949

                 with a copy to:

                 Jenkens & Gilchrist, P.C.
                 1445 Ross Avenue
                 Suite 3200
                 Dallas, Texas  75202
                 Attention: Robert W. Dockery
                 Telecopy: (214) 855-4300

All notices will be deemed given only when actually received.

         8.3. Certain Definitions. As used in this Agreement, the following terms have the following meanings when used herein with initial capital letters:

         (a) "Affiliate" (or words of similar import) has the same meaning as such term is defined in Rule 405 promulgated under the Securities Act.

         (b)     "Bristol Hotel" means each of the hotels listed in Schedule
3.2 to the Bristol Disclosure Letter, which constitutes all of the hotels in which Bristol owns, directly or indirectly, an ownership interest.

         (c) "Bristol Hotel Subsidiaries" means the Bristol Subsidiaries that own or hold, directly or indirectly, an interest in a Bristol Hotel.

         (d) "Business Day" means a day other than Saturday, Sunday or any day on which commercial banks in New York, New York or Dallas, Texas are authorized or obligated to close.

         (e) "Environmental Law" means any Law or order of any Governmental Entity relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment (including without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

         (f) "FelCor Hotel" means each of the hotels listed in Schedule 2.2 to the FelCor Disclosure Letter, which constitutes all of the hotels in which FelCor owns, directly or indirectly, an ownership interest.

         (g) "Hazardous Material" means (i) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls
(PCBs), (ii) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants" or words of similar import under any Environmental Law, and (iii) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental Entity under any Environmental Law.

         (h) "Indebtedness" means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money, whether secured or unsecured, (ii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (iii) all capitalized lease obligations of such Person, (iv) all obligations of such Person under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), and (v) all guarantees of such Person of any such indebtedness of any other Person.

         (i) "Non-Corporate Bristol Hotel Subsidiaries" means those of the Bristol Hotel Subsidiaries that are taxable as partnerships or are disregarded as entities under the Code.

         (j) "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

         (k) "Record Date" means the date determined by the Bristol Board or the FelCor Board as the record date for determining the stockholders entitled to notice of, and to vote at, the Bristol Stockholders Meeting or the FelCor Stockholders Meeting, as applicable.

         (l) "Spin-Off Transactions" means, collectively, the Reorganization, the Contribution, the Subsidiary Mergers, the Holdings Distribution, the Excess Shares Redemption and the Spin-Off, each as defined in the Spin-Off Agreement, and the Leasing Transactions.

         (m) "Subsidiary" of any Person means another Person, at least 50% of the equity or voting securities of which is owned, directly or indirectly, by such first Person.

         (n) "Taxes" means all federal, state, local and foreign income, property, sales, franchise, employment, excise and other taxes, tariffs or governmental charges of any nature whatsoever, together with penalties, interest or additions to Tax with respect thereto.

         (o) "Transaction Documents" means this Agreement, the Spin-Off Agreement, the Voting Agreement, the FelCor Stockholders and Registration Rights Agreement (as defined in the Voting Agreement), the BHR Stockholders Agreement (as defined in the Voting Agreement), the BHR Registration Rights Agreement (as defined in the Voting Agreement), the New Leases (as defined in the Spin-Off Agreement), the Hotel Properties Agreement (as defined in the Voting Agreement), the Articles of Merger, the Certificate of Merger and each other agreement, document, certificate or instrument delivered in connection with any of the foregoing and to which either FelCor, Bristol, BHR, BHMC or any FelCor Subsidiary or Bristol Subsidiary is a party.

         (p) "Volume Weighted Average Trading Price" means, during any relevant period, the quotient of (i) the sum of the product of (A) the number of shares sold at a particular price per share during such period and (B) such per share trading price over (ii) the total number of shares sold during such period.

         8.4. Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule such reference will be to a Section, Exhibit or Schedule of or to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation."

         8.5. Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

         8.6. Entire Agreement; No Third-party Beneficiaries. This Agreement, the FelCor Disclosure Letter, the Bristol Disclosure Letter, the Confidentiality Agreement and the Transaction Documents (a) constitute the entire agreement of the parties and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and (b) except as provided in Article I and Sections 5.8 and 5.9, are not intended to confer upon any Person other than the parties hereto any rights or remedies.

         8.7. Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable conflict of laws principles thereof.

         8.8. Assignment. Neither this Agreement, nor any of the rights, interests or obligations under this Agreement, may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         8.9. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Texas or Delaware or in any Texas or Delaware State court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in the State of Texas or Delaware or any Texas or Delaware State court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

         8.10. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

         IN WITNESS WHEREOF, Bristol and FelCor have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.


                                              BRISTOL HOTEL COMPANY


                                              By: /s/ Joel M. Eastman
                                                 -------------------------
                                                      Vice President


                                              FELCOR SUITE HOTELS, INC.


                                              By: /s/ Lawrence D. Robinson
                                                 -------------------------
                                                     Senior Vice President